As filed with the Securities and Exchange Commission on April 29, 2010
File No. 811-07567

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

Amendment No. 20

(Check appropriate box or boxes)

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

(Exact Name of Registrant as Specified in Charter)

State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111

(Address of Principal Executive Offices) (Zip Code)

(617) 664-3669
(Registrant’s Telephone Number, Including Area Code)

Nancy L. Conlin, Secretary
State Street Bank and Trust Company
4 Copley Place, 5th Floor, CPH 0326
Boston, Massachusetts 02116
(Name and Address of Agent for Service)

Copy to:

Philip H. Newman, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109

EXPLANATORY NOTE

This Registration Statement on Form N-1A has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”).  However, beneficial interests in the Registrant are not registered under the Securities Act of 1933 (the “1933 Act”) because such interests are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.  Investments in the Registrant may only be made by domestic investment companies, institutional client separate accounts, 401(k) plan assets, common or commingled trust funds or collective investment trusts or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, within the meaning of the 1933 Act, any beneficial interests in the Registrant.

PART A

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

April 29, 2010

ITEM 1.  FRONT AND BACK COVER PAGES

Not Applicable.

ITEM 2.  RISK/RETURN SUMMARY: INVESTMENT OBJECTIVES/GOALS

Not Applicable.

ITEM 3.  RISK/RETURN SUMMARY: FEE TABLE

Not Applicable.

ITEM 4. RISK/RETURN SUMMARY: Investments, Risks, and Performance

Not Applicable.

ITEM 5. MANAGEMENT

SSgA Funds Management, Inc. (the “Adviser” or “SSgA FM”) serves as the investment adviser to the State Street Navigator Securities Lending Prime Portfolio, the State Street Navigator Securities Lending Government Portfolio and the State Street Navigator Securities Lending Short-Term Bond Portfolio (collectively, the “Portfolios”, and individually, a Portfolio), each a portfolio series of State Street Navigator Securities Lending Trust (the “Trust” as the “Registrant”).

ITEM 6. PURCHASE AND SALE OF FUND SHARES

There is no minimum investment amount for the Portfolios.

Shares of the Portfolios are available for purchase or redemption on each day on which the Federal Reserve Bank of Boston and State Street Bank and Trust Company (“State Street”) are open for business (each, a “Business Day”).  State Street, in its capacity as securities lending agent, will effect purchases and redemptions on behalf of lenders participating in its securities lending program. Purchases and redemptions by institutional investors participating in a third party lending agent’s securities lending program may be effected by that third party lending agent.

ITEM 7. TAX INFORMATION

For mutual funds generally, dividends from net investment income (other than qualified dividend income) and distributions of net short-term capital gains are taxable to the shareholder as ordinary income under U.S. federal income tax laws whether paid in cash or in additional shares.  Distributions from net long-term gains are taxable as long-term taxable gains regardless of the length of time the shares are held and whether paid in cash or additional shares.  Dividend and capital gains distributions, as well as gains or losses from any sale or exchange of fund shares, may be subject to state and local income taxes.

ITEM 8. FINANCIAL INTERMEDIARY COMPENSATION

Not Applicable.

ITEM 9.  INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, AND RELATED RISKS

State Street Bank has established a securities lending program for its clients.  The Trust has been established primarily, though not exclusively, for the investment and reinvestment of cash collateral on behalf of clients participating in State Street’s securities lending program (the “Lending Program”).  Institutional investors that participate in a securities lending program administered by a lending agent other than State Street (“third party lending agent”) may become shareholders of the Trust in limited circumstances.  Each institution that participates in the securities lending program as a lender (“Lender”) enters into a securities lending authorization agreement with State Street.  Under such agreement, State Street is authorized to invest the cash collateral securing loans of securities of each Lender in a variety of investments, which may include shares of one or more Portfolios.

The Trust has established three series of shares of beneficial interest representing interests in three separate portfolios: State Street Navigator Securities Lending Prime Portfolio (“Prime Portfolio”), State Street Navigator Securities Lending Government Portfolio (“Government Portfolio”) and State Street Navigator Securities Lending Short-Term Bond Portfolio (“Short-Term Bond Portfolio”). As of the date of this Prospectus, the Government Portfolio and the Short-Term Bond Portfolio are not yet operational.  The Adviser, a subsidiary of State Street Corporation and an affiliate of State Street, serves as the investment adviser for each of the Portfolios.

The investment objectives, principal strategies and risks of each of the Portfolios are described below.  The investment objective of each Portfolio may be changed at any time by the Board of Trustees of the Trust upon at least 60 days’ prior written notice to shareholders of that Portfolio.  See the Statement of Additional Information (“SAI”) for a description of each Portfolio’s investment restrictions.

OBJECTIVES AND STRATEGIES

PRIME PORTFOLIO.  Prime Portfolio seeks to:

•	maximize current income to the extent consistent with the preservation of capital and liquidity; and
•	maintain a stable $1.00 per share NAV by investing in dollar-denominated securities that qualify as “eligible securities” within the meaning of Rule 2a-7 under the 1940 Act.

This Portfolio principally invests in the following high-quality U.S. dollar-denominated instruments:

•	U.S. Government Securities;
•
instruments of U.S. and foreign banks, including certificates of deposit, bankers’ acceptances and time deposits (including Eurodollar certificates of deposit, Eurodollar time deposits and Yankee certificates of deposit);

•	corporate debt obligations, including commercial paper of U.S. and foreign companies;
•	variable amount master demand notes;
•	debt obligations of foreign governments and foreign government subdivisions and their agencies and instrumentalities and supranational organizations;
•	repurchase agreements;
•	mortgage-backed securities;
•	asset-backed securities; and
•	floating-rate notes, medium term notes and master term notes.

From time to time, this Portfolio may take temporary defensive positions in attempting to respond to adverse market, economic or other conditions.  This may include maintaining uninvested cash.  These temporary defensive actions may be inconsistent with the Portfolio’s investment strategies and the Portfolio may not achieve its investment objective.

All investments will qualify at the time of acquisition as "eligible securities" within the meaning of Rule 2a-7 under the 1940 Act.  Prime Portfolio seeks to maintain a stable NAV per share of $1.00 by valuing its portfolio securities using the amortized cost method and complying with Rule 2a-7’s risk limiting conditions that apply as a result of using the amortized cost method.

There is no guarantee that the Prime Portfolio will be able to maintain a stable NAV per share of $1.00.

GOVERNMENT PORTFOLIO.  Government Portfolio will seek to:

•	maximize current income to the extent consistent with the preservation of capital and liquidity; and
•	maintain a stable $1.00 per share net asset value (“NAV”) by investing in dollar-denominated securities that qualify as “eligible securities” within the meaning of Rule 2a-7 of the 1940 Act.

Under normal market conditions the Government Portfolio attempts to meet its investment objective by investing substantially all, but not less than 80%, of its assets in securities issued or guaranteed as to principal and interest by the U.S. government or its agencies and instrumentalities (“U.S. Government Securities”) and repurchase agreements collateralized with U.S. Government Securities.  The Government Portfolio shall provide shareholders with at least 60 days’ written notice of any change to this policy.

From time to time, this Portfolio may take temporary defensive positions in attempting to respond to adverse market, economic or other conditions.  This may include maintaining uninvested cash.  These temporary defensive actions may be inconsistent with the Portfolio’s investment strategies and the Portfolio may not achieve its investment objective.

All investments will qualify at the time of acquisition as “eligible securities” within the meaning of Rule 2a-7 of the 1940 Act.  Government Portfolio will seek to maintain a stable NAV per share of $1.00 by valuing its portfolio securities using the amortized cost method and complying with Rule 2a-7’s risk limiting conditions that apply as a result of using the amortized cost method.

There is no guarantee that the Government Portfolio will be able to maintain a stable NAV per share of $1.00.

SHORT-TERM BOND PORTFOLIO.  Short-Term Bond Portfolio will seek to maximize current income to the extent consistent with the preservation of capital and liquidity.

The Short-Term Bond Portfolio, however, will not seek to maintain a stable NAV per share.  Accordingly, the investment return and principal value of an investment in Short-Term Bond Portfolio will fluctuate and a shareholder’s shares, when redeemed, may be worth more or less than their original cost.

Under normal market conditions the Short-Term Bond Portfolio attempts to meet its investment objective by investing at least 80% of its assets in bonds.  The Short-Term Bond Portfolio shall provide shareholders with at least 60 days’ written notice of any change to this policy.

This Portfolio will principally invest in:

•	U.S. dollar-denominated instruments in which the Prime Portfolio may invest;
•	mortgage-backed and asset-backed securities; and

•	U.S. dollar-denominated corporate, governmental and supranational debt obligations with maturities in excess of 13 months.

The Short-Term Bond Portfolio may invest in forward contracts, futures, options and swap agreements for the purpose of modifying the average duration of its portfolio and creating synthetic floating-rate securities.

At the time of purchase, the maximum duration of any security will not exceed five years.  The weighted average duration of the Short-Term Bond Portfolio, after giving effect to all duration shortening positions, will be managed to be between one and 120 days.  Duration is a measure of the sensitivity of the price of a particular bond to changes in interest rates.  Generally, the greater the duration of a bond, the more volatile its price will be in response to shifts in interest rates.

At the time of acquisition of a security by the Portfolio, (i) the security, if it has a remaining maturity of 397 days or less, will qualify as a “first tier security” within the meaning of Rule 2a-7; and (ii) all securities with remaining maturities in excess of 397 days will (a) be rated “A” or better by at least two nationally recognized statistical rating organizations (each, an “NRSRO”), or (b) if rated by only one NRSRO, be rated “A” or better by such NRSRO, or (c) if unrated, be determined by the Adviser to be of comparable quality.  The Portfolio will not acquire any security (other than a U.S. Government Security) if, at the time of acquisition, such security would represent more than 5% of the Portfolio’s assets.

The Short-Term Bond Portfolio will not seek to maintain a stable NAV per share.  By managing the average duration, however, the Adviser will seek to minimize fluctuations in the value of the Portfolio’s share price.  Securities with remaining maturities of 60 days or less will be valued using its amortized cost.  The value of all other securities will be determined based upon market value or, in the absence of market value, at fair value as determined by the Board of Trustees of the Trust.

DESCRIPTION OF PRINCIPAL SECURITY TYPES

Below is information about each Portfolio’s principal investment techniques.  Each Portfolio may also use strategies and invest in securities as described in the SAI.

U.S. GOVERNMENT SECURITIES.  U.S. Government Securities include obligations issued or guaranteed as to principal and interest by the U.S. Treasury or by an agency or instrumentality of the U.S. Government.  U.S. Government Securities may be backed by the full faith and credit of the U.S. Treasury, the right to borrow from the U.S. Treasury or the agency or instrumentality issuing or guaranteeing the security.

REPURCHASE AGREEMENTS.  In a repurchase agreement, a Portfolio purchases securities from a financial institution that agrees to repurchase the securities from the Portfolio within a specified time (normally one day) at the Portfolio’s cost plus interest.

STRIPPED SECURITIES.  Stripped securities are U.S. Treasury bonds and notes, the unmatured interest coupons of which have been separated from the underlying obligation.  Stripped securities are zero coupon obligations that are normally issued at a discount from their face value.  A Portfolio may invest no more than 25% of its assets in stripped securities that have been stripped by their holder, which is typically a custodian bank or investment brokerage firm.

VARIABLE AND FLOATING RATE INSTRUMENTS.  A floating rate security provides for the automatic adjustment of its interest rate whenever a specified interest rate changes.  A variable rate security provides for the automatic establishment of a new interest rate on set dates.  Interest rates on variable and floating rate instruments are ordinarily tied to a widely recognized interest rate, such as the yield on 90-day U.S. Treasury bills or the prime rate of a specified bank.  These rates may change as often as twice daily.  Generally, changes in interest rates will have a smaller effect on the market value of variable and floating rate securities than on the market value of comparable fixed-income obligations.  Thus, investing in variable and floating rate securities generally affords less opportunity for capital appreciation and depreciation than investing in comparable fixed income securities.

SECTION 4(2) COMMERCIAL PAPER (PRIME PORTFOLIO AND SHORT-TERM BOND PORTFOLIO ONLY).  The Prime Portfolio and the Short-Term Bond Portfolio may invest in commercial paper, including commercial paper issued in reliance upon the so-called private placement exemption from registration afforded by Section 4(2) of the1933 Act.  Section 4(2) paper is restricted as to disposition under the federal securities laws and generally is sold to institutional investors, such as the Prime Portfolio and the Short-Term Bond Portfolio, that agree they are purchasing the paper for investment and not for distribution.  Any resale by the purchaser must be in an exempt transaction.  Section 4(2) paper normally is resold to other institutional investors through, or with the assistance of, the issuer or investment dealers that make a market in Section 4(2) paper.  Section 4(2) paper will not be subject to a Portfolio’s 10% limitation on illiquid securities, if the Adviser (pursuant to guidelines established by the Board of Trustees of the Trust) determines that a liquid trading market exists for the securities.

ELIGIBLE DERIVATIVE INSTRUMENTS (SHORT-TERM BOND PORTFOLIO ONLY).  The Short-Term Bond Portfolio may invest in forwards, futures, options and swap agreements within the following parameters.  Derivative instruments may be used to create synthetic fixed income securities and to modify portfolio average duration.  Derivative positions within the Portfolio will be managed so that the average duration remains below the 120 day upper limit specified for the Portfolio.  The total absolute value of the option-adjusted duration dollars of the derivative positions shall be less than or equal to 10% of the option-adjusted duration dollars of the underlying investment positions.

WHEN-ISSUED TRANSACTIONS.  The Portfolios may invest in securities prior to their date of issuance.  These securities may fall in value from the time they are purchased to the time they are actually issued, which may be any time from a few days to over a year.  No Portfolio will invest more than 25% of its net assets in when-issued securities.

FORWARD COMMITMENTS.   The Portfolios may contract to purchase securities for a fixed price at a future date beyond the customary settlement time, provided that the forward commitment is consistent with each Portfolio’s ability to manage its investment portfolio, maintain a stable NAV (excluding Short-Term Bond Portfolio) and honor redemption requests.  When effecting such transactions, cash or liquid high-quality debt obligations held by a Portfolio of a dollar amount sufficient to make payment for the portfolio securities to be purchased will be segregated on that Portfolio’s records at the trade date and will be maintained until the transaction is settled.  The failure of the other party to the transaction to complete the transaction may cause a Portfolio to miss an advantageous price or yield.  A Portfolio bears the risk of price fluctuations during the period between the trade and settlement dates.

VARIABLE AMOUNT MASTER DEMAND NOTES (PRIME PORTFOLIO AND SHORT-TERM BOND PORTFOLIO ONLY).  The Prime Portfolio and the Short-Term Bond Portfolio may invest in variable amount master demand notes, which are unsecured obligations that are redeemable upon demand and are typically unrated.  These instruments are issued pursuant to written agreements between their issuers and holders.  The agreements permit the holders to increase (subject to an agreed maximum), and the holders and issuers to decrease, the principal amount of the notes, and specify that the rate of interest payable on the principal fluctuates according to an agreed upon formula.

MORTGAGE-RELATED PASS-THROUGH SECURITIES (PRIME PORTFOLIO AND SHORT-TERM BOND PORTFOLIO ONLY).  The Prime Portfolio and the Short-Term Bond Portfolio may invest in mortgage-related securities.  Mortgage pass-through certificates are issued by governmental, government-related and private organizations and are backed by pools of mortgage loans.

The price and yield of these securities typically assume that the securities will be redeemed prior to maturity.  When interest rates fall substantially, these securities are generally redeemed early because the underlying mortgages are often repaid more quickly than expected.  In that case, a Portfolio would have to reinvest the money at a lower rate.  In addition, the price or yield of mortgage related-securities may fall if they are  repaid less quickly than expected.

ZERO COUPON SECURITIES.  These securities are notes, bonds and debentures that (i) do not pay current interest and are issued at a substantial discount from par value, (ii) have been stripped of their unmatured interest coupons and receipts, or (iii) pay no interest until a stated date one or more years into the future.  These securities also include certificates representing interests in such stripped coupons and receipts.

Because a zero coupon security pays no interest to its holder during its life or for a substantial period of time, it usually trades at a deep discount from its face or par value and will be subject to greater fluctuations in market value in response to changing interest rates than debt obligations of comparable maturities that make regular distributions of interest.

EURODOLLAR CERTIFICATES OF DEPOSIT (“ECDs”), EURODOLLAR TIME DEPOSITS (“ETDs”) AND YANKEE CERTIFICATES OF DEPOSIT (“YCDs”) (PRIME PORTFOLIO AND SHORT-TERM BOND PORTFOLIO ONLY).  ECDs and ETDs are U.S. dollar-denominated certificates of deposit issued by foreign branches of domestic banks and foreign banks.  YCDs are U.S. dollar- denominated certificates of deposit issued by U.S. branches of foreign banks.

Different risks than those associated with the obligations of domestic banks may exist for ECDs, ETDs and YCDs because the banks issuing these instruments, or their domestic or foreign branches, are not necessarily subject to the same regulatory requirements that apply to domestic banks, such as loan limitations, examinations and reserve, accounting, auditing, recordkeeping and public reporting requirements.  Obligations of foreign issuers also involve risks such as future unfavorable political and economic developments, withholding tax, seizures of foreign deposits, currency controls, interest limitations, and other governmental restrictions that might affect repayment of principal or payment of interest, or the ability to honor a credit commitment.

RISK FACTORS

The Portfolios are subject to the following principal risks:

•
The Portfolios are used exclusively for the investment of cash received as collateral for securities loans.  Accordingly, the Portfolios may experience significant redemptions in response to declines in the value of securities on loan or the quantity of loans outstanding from time to time.  If the Portfolios are required to sell securities to meet significant redemptions during a period of market disruption, the Portfolios may experience losses, which may impair the ability of the Portfolios to maintain a stable NAV of $1.00 per share (excluding Short-Term Bond Portfolio).

•	(Prime Portfolio and Government Portfolio) The rate of income will vary from day to day, depending on short-term interest rates.
•	(Short-Term Bond Portfolio) In general, bond prices fall when interest rates rise.
•	The value of variable and floating rate securities may appreciate less than comparable fixed income securities.
•	An investment in a Portfolio is not a deposit in State Street or any other bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
•
Although the, Prime Portfolio and Government Portfolio seek to preserve a stable NAV of $1.00 per share, it is possible that an investor may lose money by investing in these Portfolios.  For example, a major change in interest rates or a default on a security or a repurchase agreement could cause the value of an investment in a Portfolio to decline.

•
The Prime Portfolio may invest more than 25% of its assets in the banking industry.  Concentrating in the banking industry may involve additional risks. Banks are subject to extensive government regulation.  They largely depend on the availability and cost of capital funds for their profitability, which can change significantly when liquidity in the marketplace is impaired or interest rates change.

•
The Prime Portfolio may invest up to 50% of its assets in U.S. dollar-denominated instruments issued by foreign branches of foreign banks.  Extensive public information about a foreign issuer may not be available and unfavorable political, economic, or governmental developments could affect the value of a foreign security.

•
Each Portfolio may invest in securities which are issued, backed or collateralized by financial institutions some of which have been seized or provided assistance by the U. S. government (or its agencies or instrumentalities) as a result of unprecedented market disruption in 2008 and 2009.

•
Each Portfolio may invest up to 25% of its total assets in zero coupon securities called STRIPS, which are separately traded interest and principal components of U.S. Treasury securities.  The market value of the STRIPS generally is more sensitive to changes in interest rates.

A description of the Trust’s policies and procedures with respect to the disclosure of the Prime and Government Portfolios’ securities is available in the Trust’s SAI.

ITEM 10. MANAGEMENT, ORGANIZATION, AND CAPITAL STRUCTURE

THE ADVISER

State Street Global Advisors (“SSgA”), is the investment management group of State Street Corporation, which includes the Adviser.  SSgA is one of the world’s largest institutional money managers, and uses quantitative and traditional techniques to manage more than $1.91 trillion as of December 31, 2009 in investment programs and portfolios for institutional and individual investors.

The Adviser is an investment adviser registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended, and is one of the SSgA companies comprising the investment management affiliates of State Street Corporation.  The Adviser serves as investment adviser or sub-adviser for most of the U.S. registered investment company clients of SSgA and had over $168.4 billion in assets under management at December 31, 2009.

For the fiscal year ended December 31, 2009, the Prime Portfolio paid the Adviser a fee equal to 0.0175% of its average daily net assets for the Adviser’s services as investment adviser.  For its advisory services to Government Portfolio and Short-Term Bond Portfolio, the Adviser is entitled to receive a fee from each Portfolio equal on an annual basis to 0.0175% and 0.05%, respectively, of that Portfolio’s average daily net assets.  A discussion regarding the basis for the Board of Trustees approving the investment advisory agreement with the Adviser is available in the Trust’s semi-annual report for the period ended June 30, 2009.

The Adviser is located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

CAPITAL STOCK

Shares of the Trust are not registered under the 1933 Act or the securities law of any state and are sold in reliance upon an exemption from registration.  Shares may not be transferred or resold without registration under the 1933 Act, except pursuant to an exemption from registration. However, shares of the Trust may be redeemed in accordance with the terms of the Trust’s Master Trust Agreement and the Confidential Offering Memorandum relating to each Portfolio provided to shareholders.

ITEM 11. SHAREHOLDER INFORMATION

Shares of the Portfolios are available for purchase or redemption on each day on which the Federal Reserve Bank of Boston and State Street are open for business (each, a “Business Day”).  All shares of the Portfolio are purchased at the NAV per share of the Portfolio next calculated after the purchase is communicated to the Trust’s transfer agent and determined to be in good order.  Shares of the Portfolios may be redeemed on each Business Day at the NAV per share of the Portfolio next calculated after the redemption is communicated to the Trust’s transfer agent.  The Portfolios observe the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day and Christmas Day.

State Street, in its capacity as securities lending agent, will effect purchases and redemptions on behalf of lenders participating in its securities lending program. Purchases and redemptions by institutional investors participating in a third party lending agent’s securities lending program may be effected by that third party lending agent.

In accordance with certain federal regulations, the Trust is required to obtain, verify and record information that identifies each entity which applies to open an account.  For this reason, when you open (or change ownership) of an account, the Trust will request certain information, including your name, address and taxpayer identification number which will be used to verify your identity.  If you are unable to provide sufficient information to verify your identity, the Trust will not open an account for you.  As required by law, the Trust may employ various procedures, such as comparing your information to fraud databases or requesting additional information and documentation from you, to ensure that the information supplied by you is correct.  The Trust reserves the right to reject any purchase for any reason, including failure to provide the Trust with information necessary to confirm your identity as required by law.

The NAV of Prime Portfolio and Government Portfolio will be calculated at 5:00 p.m. Eastern time on each Business Day.  The NAV of Short-Term Bond Portfolio will be calculated at 4:00 p.m. Eastern time on each Business Day.

Both the Prime Portfolio and the Government Portfolio will seek to maintain a stable NAV of $1.00 by valuing their respective investment portfolios securities using the amortized cost method and complying with Rule 2a-7’s risk limiting conditions that apply as a result of using the amortized cost method under the 1940 Act.  There can be no assurance that the $1.00 NAV per share will be maintained.

The Short-Term Bond Portfolio will not seek to maintain a stable NAV by means of the amortized cost method.  However, the Adviser will seek to minimize fluctuations in the value of the Portfolio by managing the average duration of the Short-Term Bond Portfolio.  Securities with maturities of 60 days or less will be valued based upon their amortized cost.  The value of all other securities will be determined based upon market value or, in the absence of market value, at fair value as determined by the Board of Trustees of the Trust.

Redemptions will be paid in cash unless the Trustees determine that conditions exist that make payment wholly in cash unwise or undesirable.  If such a determination is made by the Trustees, the Trust may, subject to the requirements of the 1940 Act, pay redemptions entirely or partially in securities.

DIVIDENDS AND DISTRIBUTIONS

Dividends on shares of each Portfolio will be declared and paid daily from net investment income.  Distributions from net short- and long-term capital gains, if any, will be made at least annually.  Dividends will be processed pursuant to the securities lending authorization agreement between the Lender and State Street. Distributions to institutional investors participating in a third party lending agent’s securities lending program will be processed as directed by such institutional investor shareholder.  Generally, distributions will be declared and paid in December, if required for a Portfolio to avoid imposition of a federal excise tax on realized capital gains.  The Portfolios do not expect to realize any material long-term capital gains or losses.

A shareholder’s right to receive dividends and distributions with respect to shares purchased commences on the effective date of the purchase of such shares and continues through the day immediately preceding the effective date of redemption of such shares.

It is the policy of the Prime Portfolio, the Government Portfolio and the Short-Term Bond Portfolio to meet the requirements of Subchapter M of the Internal Revenue Code of 1986 applicable to regulated investment companies and to timely distribute all of its investment company taxable income, net tax-exempt income and net realized capital gain, if any, to shareholders.  Accordingly, it is not anticipated that the Prime Portfolio or the Government Portfolio will be liable for federal income or excise taxes.

FREQUENT PURCHASES AND REDEMPTIONS OF PORTFOLIO SHARES

The Board of Trustees of the Trust has not adopted market timing policies and procedures.  The Board of Trustees has evaluated the risks of market timing activities by the Prime Portfolio’s, the Government Portfolio’s and the Short-Term Bond Portfolio’s shareholders and has determined that due to the (i) Portfolios’ use of the amortized cost methodology of maintaining the NAV at $1.00 each day, (ii) nature of the Portfolios’ portfolio holdings, (iii) nature of the Portfolios’ shareholders, (iv) inability of the Portfolios’ shareholders to exchange into other mutual funds, and (v) inability of the Portfolios’ shareholders to direct transactions because cash moves in and out of each Portfolio as securities are lent and returned, it is unlikely that (a) market timing would be attempted by the Portfolios’ shareholders or (b) any attempts to market time the Prime Portfolio or the Government Portfolio by shareholders would result in a negative impact to the respective Portfolio or its shareholders.

TAX CONSEQUENCES

The tax discussion in this Prospectus is only a summary of certain United States federal income tax issues generally affecting the Portfolios and their shareholders.  The following assumes any Portfolio shares will be capital assets in the hands of a shareholder.  Circumstances among investors may vary, so Portfolio shareholders are encouraged to discuss investment in the Portfolios with their tax advisor.

For mutual funds generally, dividends from net investment income (other than qualified dividend income, as described below) and distributions of net short-term capital gains are taxable as ordinary income under federal income tax laws whether paid in cash or in additional shares.  Distributions from net long-term gains are taxable as long-term taxable gains regardless of the length of time the shares are held and whether paid in cash or additional shares.  The Portfolio expects that distributions will consist primarily of ordinary income.

Under current federal income tax law (in effect for taxable years beginning on or before December 31, 2010), distributions of earnings from qualifying dividends received by the Portfolios from domestic corporations and qualified foreign corporations will be taxable to non-corporate shareholders at the same rate as long-term capital gains, which is currently 15%, instead of at the ordinary income rate, provided certain requirements are satisfied.  It is currently unclear whether Congress will extend this treatment to taxable years beginning after December 31, 2010.  However, the Portfolios do not expect a significant portion of Portfolio distributions to be derived from qualified dividend income.

Distributions, whether received as cash or reinvested in additional shares, may be subject to federal income taxes.  Dividends and distributions may also be subject to state or local taxes.  Depending on the state tax rules that apply to a Portfolio shareholder, a portion of the dividends paid to the shareholder by the Portfolio that are attributable to direct obligations of the US Treasury and certain agencies may be exempt from state and local taxes.

Selling or exchanging Portfolio shares is a taxable event to the holder of those shares and may result in capital gain or loss.  A capital gain or capital loss may be realized from an ordinary redemption of shares or an exchange of shares between two mutual funds.  Any capital loss incurred on the sale or exchange of Portfolio shares held for six months or less will be treated as a long-term loss to the extent of long-term capital gain dividends received with respect to such shares. Additionally, with respect to the Short-Term Bond Fund, any loss realized on a sale, redemption or exchange of shares of a Portfolio may be disallowed under “wash sale” rules to the extent the shares disposed of are replaced with other shares of that same Portfolio within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of the Portfolio.  If disallowed, the loss will be reflected in an adjustment to the tax basis of the shares acquired.  Shareholders are responsible for any tax liabilities generated by their transactions.  Each Portfolio shareholder will be notified after each calendar year of the amount of income, dividends and net capital gains distributed.  Each Portfolio shareholder will also be advised of the percentage of the dividends from the Portfolio, if any, that are exempt from federal income tax and the portion, if any, of those dividends that is a tax preference item for purposes of the alternative minimum tax.  Each Portfolio intends to qualify each year as a regulated investment company.  A regulated investment company generally is not subject to tax at the fund level on income and gains from investments that are distributed to shareholders.  However, the Portfolio’s failure to qualify as a regulated investment company would result in fund level taxation and therefore, a reduction in income available for distribution.

Each Portfolio is required to withhold a legally determined portion, currently 28%, of all taxable dividends, distributions and redemption proceeds payable to any noncorporate shareholder that does not provide the Portfolio with the shareholder’s correct taxpayer identification number or certification that the shareholder is not subject to backup withholding.  This is not an additional tax but can be credited against the shareholder’s tax liability.

Foreign shareholders invested in any Portfolio should consult with their tax advisors as to if and how the United States federal income tax and its withholding requirements applies to them.

With respect to those Portfolios that are money market funds and maintain a stable share price, no capital gain or loss for a shareholder is anticipated.  With that exception, if shares are purchased when a Portfolio has realized but not yet distributed income or capital gains, the purchaser will be “buying a dividend” by paying the full price for the shares and then receiving a portion of the price back in the form of a taxable distribution, which will also reduce the per share NAV of the Portfolio.

Foreign Income Taxes.  Investment income received by the Portfolios from sources within foreign countries may be subject to foreign income taxes withheld at the source.  The United States has entered into tax treaties with many foreign countries which would entitle the Portfolios to a reduced rate of such taxes or exemption from taxes on such income.  It is impossible to determine the effective rate of foreign tax for a Portfolio in advance since the amount of the assets to be invested within various countries is not known.

If more than 50% in value of a Portfolio’s total assets at the close of any taxable year consists of securities of foreign corporations, the Portfolios may file an election with the Internal Revenue Service (the “Foreign Election”) that may permit Portfolio shareholders to take a credit (or a deduction) for foreign income taxes paid by the Portfolios.  Such a Portfolio may be subject to certain holding period requirements with respect to securities held to take advantage of this credit.  If the Foreign Election is made by a Portfolio, and a Portfolio shareholder chooses to use the foreign tax credit, the shareholder would include in its gross income both dividends received from the Portfolio and foreign income taxes paid by the Portfolio.  The shareholder would be entitled to treat the foreign income taxes withheld as a credit against its United States federal income taxes, subject to the limitations set forth in the Internal Revenue Code with respect to the foreign tax credit generally.  Alternatively, the shareholder could treat the foreign income taxes withheld as an itemized deduction from adjusted gross income in computing taxable income rather than as a tax credit.  It is anticipated that certain Portfolios will qualify to make the Foreign Election; however, such Portfolios cannot be certain that they will be eligible to make such an election or that a shareholder will be eligible for the foreign tax credit.

ITEM 12. DISTRIBUTION ARRANGEMENTS

Shares of the Prime Portfolio are being offered primarily to Lenders in connection with the Lending Program.  From time to time, on a case-by-case basis, shares of the Prime Portfolio may be offered to institutional investors that participate in a securities lending program administered by a third party lending agent.  Shares of the Prime Portfolio are sold on a private placement basis in accordance with Regulation D under the 1933 Act.  Shares of the Trust are sold directly by the Trust without a distributor and are not subject to a sales load or redemption fee. Assets of the Portfolios are not subject to fees permitted pursuant to Rule 12b-1 under the 1940 Act.

ITEM 13. FINANCIAL HIGHLIGHTS INFORMATION

Not Applicable.

PART B

ITEM 14. COVER PAGE AND TABLE OF CONTENTS

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

State Street Navigator Securities Lending Prime Portfolio
State Street Navigator Securities Lending Government Portfolio
State Street Navigator Securities Lending Short-Term Bond Portfolio

State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111
(617) 664-3669

STATEMENT OF ADDITIONAL INFORMATION

April 29, 2010

State Street Navigator Securities Lending Trust (the “Trust”) is a registered open-end investment company organized as a Massachusetts business trust offering shares of beneficial interest in separate investment portfolios.  Each series of the Trust is diversified as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

This Statement of Additional Information (the “SAI”) supplements the information contained in the Trust’s Prospectus dated April 29, 2010 concerning the Trust and the State Street Navigator Securities Lending Prime Portfolio (“Prime Portfolio”), the State Street Navigator Securities Lending Government Portfolio (“Government Portfolio”) and the State Street Navigator Securities Lending Short-Term Bond Portfolio (“Short-Term Bond Portfolio”) (each a “Portfolio”, together the “Portfolios”).  As of the date of this SAI, the Government Portfolio and the Short-Term Bond Portfolio are not operational.  This Statement of Additional Information is not a Prospectus and should be read in conjunction with the Confidential Offering Memorandum relating to each Portfolio, which may be obtained by telephoning or writing the Trust at the number or address shown above.

The Trust’s financial statements for the fiscal year ended December 31, 2009, including the independent registered public accounting firm’s report thereon, are included in the Trust’s annual report, which was filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2010, and are incorporated into this SAI by reference.  A copy of the Annual Report is available, without charge, upon request, by calling (collect calls are accepted) the number shown above.

TABLE OF CONTENTS

ITEM 15.  TRUST HISTORY

The Trust was organized as a Massachusetts business trust on June 15, 1995.

ITEM 16.  DESCRIPTION OF THE TRUST AND ITS INVESTMENTS AND RISKS

Each Portfolio of the Trust is an open-end, diversified, management investment company.

INVESTMENT POLICIES

The investment policies described below (i) reflect the current practices of the Portfolios, (ii) are not fundamental, and (iii) may be changed by the Board of Trustees of the Trust without shareholder approval.  To the extent consistent with each Portfolio’s investment objective and other stated policies and restrictions, and unless otherwise indicated, each Portfolio  may invest in the following instruments and may use the following investment techniques:

U.S. GOVERNMENT SECURITIES.  The types of U.S. Government securities in which the Portfolios may at times invest include obligations issued or guaranteed as to principal and interest by the U.S. Government or its agencies and instrumentalities that are supported by any of the following: (i) the full faith and credit of the U.S. Treasury, (ii) the right of the issuer to borrow an amount limited to a specific line of credit from the U.S. Treasury, (iii) discretionary authority of the U.S. Government agency or instrumentality, or (iv) the credit of the instrumentality (the following are examples of agencies and instrumentalities: Federal Deposit Insurance Corporation, Federal Land Banks, Federal Housing Administration, Farmers Home Administration, Export-Import Bank of the United States, Central Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Home Loan Banks, General Services Administration, Maritime Administration, Tennessee Valley Authority, Asian-American Development Bank, International Bank for Reconstruction and Development, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association).  No assurance can be given that in the future the U.S. Government will provide financial support to the U.S. Government agencies or instrumentalities described in (ii), (iii) and (iv).

REPURCHASE AGREEMENTS.  Each Portfolio may enter into repurchase agreements, whereby the Portfolio purchases securities from a financial institution that agrees to repurchase the underlying securities within a specified time (normally one day) at the Portfolio’s cost plus interest.  A Portfolio will enter into repurchase agreements only with financial institutions that SSgA Funds Management, Inc. (the “Adviser”) determines are creditworthy.  No Portfolio will invest more than 10% of its net assets (taken at current market value) in repurchase agreements maturing in more than seven days.  Should the counterparty to a repurchase agreement transaction fail financially, a Portfolio may experience (i) delays or prevention in recovering the collateral securing the counterparty’s obligations, or (ii) a loss of rights in such collateral.  Further, any amounts realized upon the sale of collateral may be less than that necessary to compensate a Portfolio fully.  A Portfolio must take possession of collateral either directly or through a third-party custodian.  All repurchase transactions must be collateralized at a minimum of 102% of the repurchase price.  Counterparties are required to deliver additional collateral in the event that the market value of the collateral falls below 102%.  The collateral ordinarily consists of United States Government securities, but in the case of Prime Portfolio, the collateral may also consist of other non-traditional securities, such as investment and non-investment grade corporate debt and equity securities of U.S. issuers (“Non-traditional Repurchase Agreement”).  The Adviser is responsible for ensuring that each Non-traditional Repurchase Agreement constitutes an eligible security for purposes of Rule 2a-7 of the 1940 Act.

STRIPPED SECURITIES.  Each Portfolio may invest in stripped securities, which are U.S. Treasury bonds and notes, the unmatured interest coupons of which have been separated from the underlying obligation.  Stripped securities are zero coupon obligations that are normally issued at a discount from their face value.  A Portfolio may invest no more than 25% of its assets in stripped securities that have been stripped by their holder, which is typically a custodian bank or investment brokerage firm.  A number of securities firms and banks have stripped the interest coupons and resold them in custodian receipt programs with different names such as Treasury Income Growth Receipts (“TIGRS”) and Certificates of Accrual on Treasuries (“CATS”).  The Trust intends to rely on the opinions of counsel to the sellers of these certificates or other evidences of ownership of U.S. Treasury obligations that, for Federal tax and securities purposes, purchasers of such certificates most likely will be deemed the beneficial holders of the underlying U.S. Government securities.  Privately-issued stripped securities such as TIGRS and CATS are not themselves guaranteed by the U.S. Government, but the future payment of principal or interest on the U.S. Treasury obligations that they represent is so guaranteed.

VARIABLE AND FLOATING RATE INSTRUMENTS.  A floating rate security provides for the automatic adjustment of its interest rate whenever a specified interest rate changes.  A variable rate security provides for the automatic establishment of a new interest rate on set dates.  Interest rates on these securities are ordinarily tied to, and represent a percentage of, a widely recognized interest rate, such as the yield on 90-day U.S. Treasury bills or the prime rate of a specified bank.  These rates may change as often as twice daily.  Generally, changes in interest rates will have a smaller effect on the market value of variable and floating rate securities than on the market value of comparable fixed-income obligations.  Thus, investing in variable and floating rate securities generally affords less opportunity for capital appreciation and depreciation than investing in comparable fixed-income securities.  Government Portfolio and Prime Portfolio may purchase variable and floating rate securities that have a stated maturity in excess of 397 days only as permitted by Rule 2a-7 of the 1940 Act.

Variable and floating rate instruments may include variable amount master demand notes that permit the indebtedness thereunder to vary in addition to providing for periodic adjustments in the interest rate.  There may be no active secondary market with respect to a particular variable or floating rate instrument.  Nevertheless, the periodic readjustments of their interest rates tend to assure that their value to a Portfolio will approximate their par value.  Illiquid variable and floating rate instruments (instruments that are not payable upon seven days’ notice and do not have an active trading market) that are acquired by a Portfolio are subject to a Portfolio’s percentage limitations regarding securities that are illiquid or not readily marketable.  The Adviser will continuously monitor the creditworthiness of issuers of variable and floating rate instruments in which the Trust invests and the ability of issuers to repay principal and interest.

WHEN-ISSUED TRANSACTIONS.  New issues of securities are often offered on a when-issued basis.  This means that delivery and payment for the securities normally will take place several days after the date the buyer commits to purchase them.  The payment obligation and the interest rate that will be received on securities purchased on a when-issued basis are each fixed at the time the buyer enters into the commitment.

Each Portfolio will make commitments to purchase when-issued securities only with the intention of actually acquiring the securities, but a Portfolio may sell these securities or dispose of the commitment before the settlement date if it is deemed advisable as a matter of investment strategy.  Cash or marketable high-quality debt securities equal to the amount of the above commitments will be segregated on each Portfolio’s records.  For the purpose of determining the adequacy of these securities, the segregated securities will be valued at market value.  If the market value of such securities declines, additional cash or securities will be segregated on a Portfolio’s records on a daily basis so that the market value of the account will equal the amount of such commitments by that Portfolio.  No Portfolio will invest more than 25% of its net assets in when-issued securities.

Securities purchased on a when-issued basis and the securities held by each Portfolio are subject to changes in market value based upon the public’s perception of changes in the level of interest rates.  Generally, the value of such securities will fluctuate inversely to changes in interest rates (i.e., they will appreciate in value when interest rates decline and decrease in value when interest rates rise).  Therefore, if in order to achieve higher interest income a Portfolio remains substantially fully invested at the same time that it has purchased securities on a “when-issued” basis, there will be a greater possibility of fluctuation in the Portfolio’s net asset value.

When payment for when-issued securities is due, each Portfolio will meet its obligations from then-available cash flow, the sale of segregated securities, the sale of other securities or, and although it would not normally be expected to do so, from the sale of the when-issued securities themselves (which may have a market value greater or less than the Portfolio’s payment obligation).  The sale of securities to meet such obligations carries with it a greater potential for the realization of capital gains, which are subject to federal income taxes.

ILLIQUID SECURITIES. Each Portfolio will not invest more than 10% of its net assets in illiquid securities or securities that are not readily marketable, including repurchase agreements and time deposits of more than seven days’ duration.  The absence of a regular trading market for securities imposes additional risks on investments in these securities.  Illiquid securities may be difficult to value and may often be disposed of only after considerable expense and delay.

MORTGAGE-RELATED PASS-THROUGH SECURITIES (PRIME PORTFOLIO AND SHORT-TERM BOND PORTFOLIO ONLY).  The Prime Portfolio and the Short-Term Bond Portfolio may invest in mortgage-related securities.  Mortgage pass-through certificates are issued by governmental, government-related and private organizations and are backed by pools of mortgage loans.  These mortgage loans are made by savings and loan associations, mortgage bankers, commercial banks and other lenders to residential home buyers throughout the United States.  The securities are “pass-through” securities because they provide investors with monthly payments of principal and interest that, in effect, are a “pass-through” of the monthly payments made by the individual borrowers on the underlying mortgage loans, net of any fees paid to the issuer, servicing agent or guarantor of the pass-through certificates.  The principal governmental issuer of such securities is the Government National Mortgage Association (“GNMA”), which is a wholly-owned U.S. Government corporation within the Department of Housing and Urban Development.  Government-related issuers include the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”), each a government sponsored enterprise that is privately owned by stockholders.  Commercial banks, savings and loan associations, private mortgage insurance companies, mortgage bankers and other secondary market issuers also create pass-through pools of conventional residential mortgage loans.  Such issuers may be the originators of the underlying mortgage loans as well as the guarantors of the mortgage-related securities.

a.           GNMA MORTGAGE PASS-THROUGH CERTIFICATES (“GINNIE MAES”).  Ginnie Maes represent an undivided interest in a pool of mortgage loans that are insured by the Federal Housing Administration or the Farmers Home Administration or are guaranteed by the Veterans Administration.  Ginnie Maes entitle the holder to receive all payments (including prepayments) of principal and interest owed by the individual mortgagors, net of fees paid to GNMA and to the issuer that assembles the loan pool and passes through the monthly mortgage payments to the certificate holders (typically, a mortgage banking firm), regardless of whether the individual mortgagor actually makes the payment.  Because payments are made to certificate holders regardless of whether payments are actually received on the underlying loan, Ginnie Maes are of the “modified pass-through” mortgage certificate type.  GNMA is authorized to guarantee the timely payment of principal and interest on the Ginnie Maes because securities are backed by an eligible pool of mortgage loans.  The GNMA guaranty is backed by the full faith and credit of the United States, and GNMA has unlimited authority to borrow funds from the U.S. Treasury to make payments under the guaranty.  The market for Ginnie Maes is highly liquid because of the size of the market and the active participation in the secondary market by securities dealers and a variety of investors.

b.           FHLMC MORTGAGE PARTICIPATION CERTIFICATES (“FREDDIE MACS”) and FNMA GUARANTEED MORTGAGE PASS-THROUGH CERTIFICATES (“FANNIE MAES”).  Each of FNMA and FHLMC is chartered under an act of the United States Congress, and is currently under conservatorship of the Federal Housing Finance Agency (FHFA), an agency of the U. S. government.  Both entities function as intermediaries in the U. S. secondary mortgage market by making liquidity available to those institutions that lend money directly to home purchasers.  Although they are similar, they pursue separate business strategies.  Generally, each purchases mortgage loans, securitizes them as mortgage-backed securities (“MBS”) and sells the MBS to investors in the securities markets.  In addition, FNMA and FHLMC typically guarantee to those investors that the principal and interest on the underlying mortgages will be paid in a timely manner.

The market value of mortgage-related securities depends on, among other things, the level of interest rates, the certificates’ coupon rates and the payment history of the underlying borrowers.

Although the mortgage loans in a pool underlying a mortgage pass-through certificate will have maturities of up to 30 years, the average life of a mortgage pass-through certificate will be substantially less because the loans will be subject to normal principal amortization and also may be prepaid prior to maturity.  Prepayment rates vary widely and may be affected by changes in mortgage interest rates.  In periods of falling interest rates, the rate of prepayment on higher interest rate mortgages tends to increase, thereby shortening the actual average life of the mortgage pass-through certificate.  Conversely, when interest rates are rising, the rate of prepayment tends to decrease, thereby lengthening the average life of the mortgage pass-through certificate.  Accordingly, it is not possible to predict accurately the average life of a particular pool.  Reinvestment of prepayments may occur at higher or lower rates than the original yield on the certificates.  Due to the prepayment feature and the need to reinvest prepayments of principal at current rates, mortgage pass-through certificates with underlying loans bearing interest rates in excess of the market rate can be less effective than typical non-callable bonds with similar maturities at “locking in” yields during periods of declining interest rates, although they may have the comparable risk of declining in value during periods of rising interest rates.

ZERO COUPON SECURITIES.  Each Portfolio may invest in zero coupon securities which are notes, bonds and debentures that (i) do not pay current interest and are issued at a substantial discount from par value (ii) have been stripped of their unmatured interest coupons and receipts, or (iii) pay no interest until a stated date one or more years into the future.  These securities also include certificates representing interests in such stripped coupons and receipts.

Because the Portfolios accrue taxable income from zero coupon securities without receiving regular interest payments in cash, each Portfolio may be required to sell portfolio securities in order to pay a dividend.  Investing in these securities might also force a Portfolio to sell portfolio securities to maintain portfolio liquidity.

Because a zero coupon security pays no interest to its holder during its life or for a substantial period of time, it usually trades at a deep discount from its face or par value and will be subject to greater fluctuations in market value in response to changing interest rates than debt obligations of comparable maturities that make regular distributions of interest.

INVESTMENT RESTRICTIONS

The Trust has adopted the following fundamental investment policies, with respect to the Portfolios which may not be changed for any Portfolio without the affirmative vote of a “majority of the outstanding voting securities” of the shareholders of that Portfolio, as applicable.  A “majority of the outstanding voting securities” is defined in the 1940 Act to mean the affirmative vote of the lesser of (1) more than 50% of the outstanding shares of a portfolio and (2) 67% or more of the shares present at a meeting if more than 50% of the outstanding shares are present at the meeting in person or by proxy.  Each Portfolio may not:

1.
Borrow money, except as a temporary measure for extraordinary or emergency purposes or to facilitate redemptions (not for leveraging or investment), provided that borrowing does not exceed an amount equal to 33 1/3% of the current value of the Portfolio’s assets taken at market value, less liabilities, other than borrowings.  If at any time the Portfolio’s borrowings exceed this limitation due to a decline in net assets, such borrowings will, within three days, be reduced to the extent necessary to comply with this limitation.  The Portfolio will not purchase investments once borrowed funds (including reverse repurchase agreements) exceed 5% of its total assets.

2.
Make loans to any person or firm; provided, however, that the making of a loan shall not include (i) the acquisition for investment of bonds, debentures, notes or other evidence of indebtedness that is publicly distributed or of a type customarily purchased by institutional investors, or (ii) entering into repurchase agreements, and provided further that the Portfolio may lend its portfolio securities to broker-dealers or other institutional investors if the aggregate value of all securities loaned does not exceed 33 1/3% of the value of a Portfolio’s total assets.

3.
Engage in the business of underwriting securities issued by others, except that the Portfolio will not be deemed to be an underwriter or to be underwriting on account of the purchase or sale of securities subject to legal or contractual restrictions on disposition.

4.	Issue senior securities, except as permitted by its investment objective, policies and restrictions, and except as permitted by the 1940 Act.

5.
Invest 25% or more of the value of its total assets in securities of companies primarily engaged in any one industry (other than the U.S. Government, its agencies and instrumentalities); provided, however, that concentration may occur as a result of changes in the market value of portfolio securities and from investments in bankers’ acceptances, certificates of deposit, time deposits and other similar instruments issued by foreign and domestic branches of U.S. and foreign banks.

6.
With respect to 75% of its total assets, invest in securities of any one issuer (other than securities issued by the U.S. Government, its agencies and instrumentalities and shares of investment companies), if immediately thereafter and as a result of such investment (i) the current market value of the Portfolio’s holdings in the securities of such issuer exceeds 5% of the value of the Portfolio’s assets, or (ii) the Portfolio owns more than 10% of the outstanding voting securities of the issuer.

7.
Purchase or sell real estate or real estate mortgage loans; provided, however, that a Portfolio may invest in securities secured by real estate or interests therein or issued by companies which invest in real estate or interests therein.

8.	Invest in commodities, except that Prime Portfolio and Government Portfolio may purchase and sell financial futures contracts and options thereon.

The concentration policy of the Government Portfolio and the Short-Term Bond Portfolio (as set forth in Investment Restriction No. 5, above) permits each of those Portfolios to invest, without limit, in bankers' acceptances, certificates of deposit and similar instruments issued by (i) U.S. banks, (ii) U.S. branches of foreign banks (in circumstances in which the U.S. branches of foreign banks are subject to the same regulation as U.S. banks), and (iii) foreign branches of U.S. banks (in circumstances in which the Portfolio will have recourse to the U.S. bank for the obligations of the foreign branch).  The Government Portfolio and the Short-Term Bond Portfolio each may concentrate in such instruments when, in the opinion of the Adviser, the yield, marketability and availability of investments meeting the Portfolio's quality standards in the banking industry justify any additional risks associated with the concentration of the Portfolio's assets in such industry.

The concentration policy of the Prime Portfolio (as set forth in Investment Restriction No. 5, above) permits the Prime Portfolio to invest, without limit, in bankers’ acceptances, certificates of deposit and similar instruments issued by (i) U.S. banks, (ii) U.S. branches of foreign banks (in circumstances in which the U.S. branches of foreign banks are subject to the same regulation as U.S. banks), (iii) foreign branches of U.S. banks (in circumstances in which the Prime Portfolio will have recourse to the U.S. bank for the obligations of the foreign branch), and (iv) foreign branches of foreign banks to the extent that the Adviser determines that the foreign branches of foreign banks are subject to the same or substantially similar regulations as U.S. banks.  The Prime Portfolio may concentrate in such instruments when, in the opinion of the Adviser, the yield, marketability and availability of investments meeting the Prime Portfolio’s quality standards in the banking industry justify any additional risks associated with the concentration of the Prime Portfolio’s assets in such industry.

The Prime Portfolio shall not invest more than 50% of the value of its total assets in securities issued by foreign branches of foreign banks.  This non-fundamental restriction may be changed by the Board of Trustees without the approval of shareholders.

PORTFOLIO TURNOVER

The portfolio turnover rate for the Short-Term Bond Portfolio is calculated by dividing the lesser of purchases or sales of the Portfolio’s securities for the particular year, by the monthly average value of the Portfolio’s securities owned during the year.  For purposes of determining the rate, all short-term securities, including options, futures, forward contracts and repurchase agreements, are excluded.  The Short-Term Bond Portfolio is not yet operational.

DISCLOSURE OF PORTFOLIO HOLDINGS

The Trust’s Policies on Disclosure of Portfolio Holdings (“Disclosure Policy”) are intended to ensure compliance by the Trust’s service providers and the Trust with (1) applicable regulations of the federal securities laws, including the 1940 Act, and the Investment Advisers Act of 1940 and (2) general principles of fiduciary duty relating to client accounts.  The Board of Trustees of the Trust must approve all material amendments to this policy and may amend this policy from time to time.

The Trust may disclose the securities holdings of the Prime Portfolio or the Government Portfolio on a daily basis to shareholders and to investors eligible to invest in the Portfolios, provided that those investors are a party to a currently effective securities lending agency agreement with State Street (“Eligible Investors”).  Information regarding holdings of the Portfolios is available electronically on a daily basis with a one-day lag through State Street’s SL Performance Reporter®, a proprietary client-oriented suite of on-line information reports (SLPR), to which all shareholders of the Trust and Eligible Investors are offered access.  The Trust may also disclose holdings of the Prime Portfolio and the Government Portfolio  (i) to the extent required by law, (ii) to the Trust’s service providers who generally need access to such information in the performance of their contractual duties and responsibilities, such as the Trustees of the Trust, the Trust’s investment adviser, custodian, fund accountant, administrator, independent public accountants, attorneys, and each of their respective affiliates and advisers, and are subject to duties of confidentiality imposed by law and/or contract and (iii) to broker-dealers to facilitate trading.

Notwithstanding anything contained herein to the contrary, the Board of Trustees of the Trust and Fund management may, on a case-by-case basis, impose restrictions on the disclosure of portfolio holdings information including without limitation, suspension or cessation of disclosure of holdings information of the Trust or the Portfolios.

Waivers of Restrictions

These Disclosure Policies may not be waived, or exceptions made, without the written consent of an officer of the Trust.  No waiver or exception may be granted unless the person or entity benefiting thereby agrees in writing to maintain the confidentiality of information disclosed and to use such information solely in connection with its decisions relating to participation in a Securities Lending Program.  All waivers and exceptions involving the Trust will be disclosed to the Board no later than its next regularly scheduled quarterly meeting.

ITEM 17.  MANAGEMENT OF THE TRUST

The Board of Trustees of the Trust is responsible for overseeing generally the operation of the Portfolios.  SSgA Funds Management, Inc. serves as the Trust’s investment adviser and State Street Bank and Trust Company (“State Street”) serves as the Trust’s custodian, transfer agent and administrator.

Set forth below is information about the Trustees and the officers of the Trust, including those Trustees who are not considered “interested persons” as that term is defined in Section 2(a)(19) of the 1940 Act (the “Independent Trustees”).

Name, Address and Date of Birth	Position Held with the Trust	Term of Office and Length of Time Served	Principal Occupation During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee

Independent Trustees

Michael Jessee State Street Navigator Securities Lending Trust One Lincoln Street Boston, MA 02111 DOB: 1946	Trustee and Chairman of the Board	Term: Indefinite Elected: 2/96	Retired; formerly, President and Chief Executive Officer of the Federal Home Loan Bank of Boston (1989 - present).	3	None

George J. Sullivan, Jr. State Street Navigator Securities Lending Trust One Lincoln Street Boston, MA 02111 DOB: 1942	Trustee	Term: Indefinite Elected: 2/96	Self Employed, Newfound Consultants Inc., a financial consulting firm (1997 - present).	3	Trustee, director of various registered investment companies with multiple portfolios, advised and /or administered by SEI Corporation

Peter Tufano State Street Navigator Securities Lending Trust One Lincoln Street Boston, MA 02111 DOB: 1957	Trustee	Term: Indefinite Elected: 2/96	Sylvan C. Coleman Professor of Financial Management at Harvard Business School (1989 - present).	3	None

Interested Trustee

Peter Economou State Street Navigator Securities Lending Trust One Lincoln Street Boston, MA 02111 DOB: 1961	Trustee	Term: Indefinite Elected: 05/09	2009- EVP; Global Head of Securities Finance and Portfolio Solutions; 2008- EVP; Head of Securities Finance, The Americas; 2007- SMD; Head of Securities Finance, The Americas; 2005- two titles: 9/05; SVP Head of Securities Finance, The Americas; Prior to 9/05; SVP Head of Global Trading and Portfolio Strategy.	3	None

OFFICERS:

James E. Ross SSgA Funds Management, Inc. State Street Financial Center One Lincoln Street Boston, MA 02111 DOB: 1965	President	Term: Indefinite Elected: 04/09	President, SSgA Funds Management Inc. (2005-present); Principal, SSgA Funds Management, Inc. (2001-2005); Senior Managing Director, State Street Global Advisors (2006-present); Principal, State Street Global Advisors (2000-2006).	——	——

Mark Hansen State Street Bank and Trust Company One Lincoln Street Boston, MA 02111 DOB: 1968	Vice President	Term: Indefinite Elected: 2/09	Senior Vice President and Director of Global Securities Compliance, State Street Bank and Trust Company (2007_-present); Managing Partner, Chief Legal & Compliance Officer, Alta Capital Group, LLC (2005-2007); and Chief Compliance Officer, State Street Global Markets, LLC (1999-2005).	——	——

Gary L. French State Street Bank and Trust Company 2 Avenue de Lafayette Boston, Massachusetts 02111 DOB: 1951	Treasurer	Term: Indefinite Elected: 5/05	Senior Vice President of State Street Bank and Trust Company (2002-present).	——	——

Laura F. Healy State Street Bank and Trust Company 2 Avenue de Lafayette Boston, Massachusetts 02111 DOB: 1964	Assistant Treasurer	Term: Indefinite Elected: 8/08	Vice President of Fund Administration for State Street Bank and Trust Company (2007-present); prior to July 2, 2007, Investors Financial Corporation (since 2002).	——	——

Brian D. O’Sullivan State Street Bank and Trust Company 801 Pennsylvania Kansas City, MO 64105 DOB 1975	Assistant Treasurer	Term: Indefinite Elected: 8/08	Vice President of State Street Bank and Trust Company (2007-present) with which he has been affiliated since 1997.	——	——

Peter T. Sattelmair State Street Bank and Trust Company 801 Pennsylvania Kansas City, MO 64105 DOB: 1977	Assistant Treasurer	Term: Indefinite Elected: 8/08	Director of Fund Administration of State Street Bank and Trust Company (2007-present) with which he has been affiliated since 1999.	——	——

Nancy L. Conlin State Street Bank and Trust Company One Lincoln Street Boston, MA 02111 DOB: 1953	Secretary	Term: Indefinite Elected: 3/08	Vice President and Managing Counsel, State Street Bank and Trust Company (2007-present); General Counsel, Plymouth Rock Companies (2004-2007).	——	——

Julie Piatelli SSgA Funds Management, Inc. State Street Financial Center One Lincoln Street Boston, MA 02111 DOB: 1967	Chief Compliance Officer	Term: Indefinite Elected: 8/07	Principal and Senior Compliance Officer, SSgA Funds Management, Inc. (2004-present); Vice President, State Street Global Advisors (2004-present).	——	——

Mr. Jessee was formerly affiliated with Federal Home Loan Bank of Boston, which from time to time enters into transactions with a division of State Street. The nature and size of such transactions does not appear to require designation of Mr. Jessee as an “interested person” of the Trust for the purposes of the 1940 Act.

Summary of Trustees’ Qualifications

Following is a brief discussion of the experience, qualifications, attributes or skills which qualify each Trustee to serve on the Trust’s Board, in light of the Trust’s business and structure.

Michael Jessee: Mr. Jessee is an experienced business executive with approximately 38 years experience in the banking industry. He previously served as President and Chief Executive Officer of the Federal Home Loan Bank of Boston as well as various senior executive positions of major banks. He has served on the Trust’s Board of Trustees and related Committees for 14 years and possesses significant experience regarding the Trust’s operations and history.

George J. Sullivan, Jr.: Mr. Sullivan is an experienced business executive with more than 40 years experience as a certified public accountant and financial consultant. His experience includes knowledge of public company accounting and auditing and the financial services industry as well as experience he gained as an officer of a large financial services firm in its operations department. He has served on the Trust’s Board of Trustees and related Committees for 14 years and possesses significant experience regarding the Trust’s operations and history.

Peter Tufano: Mr. Tufano is the Sylvan C. Coleman Professor of Financial Management at the Harvard Business School and serves as the school's Senior Associate Dean for Planning and University Affairs.  He previously served as the Director of Faculty Development and as Head of the Finance Unit at HBS. He has served on the Trust’s Board of Trustees and related Committees for 14 years and possesses significant experience regarding the Trust’s operations and history.

Peter Economou: Mr. Economou is an experienced business executive with 25 years experience in the financial services industry; his experience includes senior executive positions at State Street Bank and Trust Company. He has served on the Trust’s Board of Trustees since 2009 and as a senior executive of State Street Bank’s Securities Finance division since 2005.

The discussion of the experience, qualifications, attributes and skills of Trustees above are provided as required by the federal securities laws and the regulation of the Securities and Exchange Commission promulgated thereunder, do not constitute holding out of the Board or any Trustee as having any special expertise or experience, and shall not impose any greater responsibility or liability on any such person or on the Board by reason thereof.

Trustee Ownership of Securities of the Trust or Adviser

As of December 31, 2009 none of the Independent Trustees had any ownership of securities of the Adviser or any person directly or indirectly controlling, controlled by, or under common control with the Adviser.

The following table sets forth information describing the dollar range of equity securities beneficially owned by each Trustee in the Trust as of December 31, 2009.  As of December 31, 2009, none of the Trustees meet the eligibility requirements to purchase shares of the Trust’s Portfolios.

Name of Trustee	Dollar Range of Equity Securities in the Trust

Independent Trustees
Michael Jessee	None
George Sullivan	None
Peter Tufano	None
Interested Trustee
Peter Economou	None

Trustee Compensation

No officer, director or employee of the Adviser, its parent or subsidiaries receives any compensation from the Trust for serving as an officer or Trustee of the Trust.  As of the date of this SAI, the Trust pays each Independent Trustee $34,000 per year (except the Chairman of the Board, who receives an annual retainer of $36,500) plus $4,000 for each in-person meeting and $1,000 for each telephonic meeting, and reimburses the Independent Trustees for travel and out-of-pocket expenses, if any.  The Trust held five regular Board meetings, one Special Telephonic Meeting of the Independent Trustees and two Special Telephonic Meetings of the Board of Trustees during the fiscal year ended December 31, 2009.  The aggregate remuneration paid to the Trustees by the Trust for the fiscal year ended December 31, 2009 was $158,500 (no travel or out-of-pocket expenses were incurred or reimbursed during the fiscal year ended December 31, 2009).

The table below shows the compensation that the Trustees received during the Trust’s fiscal year ended December 31, 2009.

Name and Position	Aggregate Compensation from Trust	Pension or Retirement Benefits Accrued as Part of Trust Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation from Trust & Fund Complex Paid to Trustees

Independent Trustees
Michael Jessee, Trustee	$54,500	$0	$0	$54,500
George Sullivan, Trustee	$52,000	$0	$0	$52,000
Peter Tufano, Trustee	$52,000	$0	$0	$52,000

Standing Committees

The Board of Trustees has established various committees to facilitate the timely and efficient consideration of importance to the Independent Trustees, the Trust, and the Portfolios’ shareholders and to facilitate compliance with legal and regulatory requirements.  Currently, the Board has an Audit Committee and Governance Committee.

The Audit Committee is composed of all the Independent Trustees.  The Audit Committee meets twice a year, or more often as required, in conjunction with meetings of the Board of Trustees.  The Audit Committee oversees and monitors the Trust’s internal accounting and control structure, its auditing function and its financial reporting process.  The Audit Committee is also responsible for selecting and retaining the independent registered public accounting firm for the Trust.  The Audit Committee is responsible for approving the audit plans, fees and other material arrangements in respect of the engagement of the independent registered public accounting firm, including non-audit services performed.  The Audit Committee reviews the qualifications of the independent registered public accounting firm’s key personnel involved in the foregoing activities and monitors the independent registered public accounting firm’s independence.  During the fiscal year ended December 31, 2009, the Audit Committee held two meetings.

The Governance Committee consists of all of the Independent Trustees.  The Governance Committee members confer periodically and hold meetings as required.  The Governance Committee is responsible for nominating for election as Trustees all Trustee candidates.  The Governance Committee will consider nominees to the Board of Trustees recommended by shareholders.  Recommendations should be submitted to the Governance Committee in care of the Secretary of the Trust.  Neither the Governance Committee nor the Independent Trustees as a group will consider those candidates on a preferential basis as opposed to other possible candidates.  The Governance Committee is also responsible for making nominations for membership on the Board’s Audit, Governance and other committees that exist from time to time and reviews assignments to all standing committees at least annually.  The Governance Committee reviews as necessary the responsibilities of any committees of the Board, whether there is a continuing need for each committee, whether there is a need for additional committees of the Board, and whether committees should be combined or reorganized.  The Governance Committee also:  reviews Board governance procedures; reviews the composition of the Board to determine whether it is then appropriate to add individuals with backgrounds or skill sets that may be complimentary or supplemental to those already on the Board; reviews the compensation of Independent Trustees for their service on the Board and its committees and recommends to the Board any appropriate changes to the level or form of such compensation; monitors the performance of Independent Counsel; receives reports of covered persons and of the Trust’s Chief Legal Officer under the Trust’s Sarbanes-Oxley Code of Ethics, considers and recommends to the Board what action to take in the event of a violation of such Code, and consider requests for, and when warranted grant, waivers under such Code.  During the fiscal year ended December 31, 2009, the Governance Committee held one meeting.

Leadership Structure and Risk Management Oversight

The Board generally selects different individuals as Chairman of the Board and Audit Committee of the Trust and as President of the Trust. Currently, Mr. Jessee, an Independent Trustee of the Trust, serves as Chairman of the Board while Mr. Sullivan, an Independent Trustee of the Trust, serves as Chairman of the Audit Committee. Mr. Ross, who is also an employee of the Adviser, serves as President of the Trust. The Board believes that this leadership structure is appropriate, since Mr. Ross provides insight regarding the Trust’s day-to-day management, while Messrs. Jessee and Sullivan provide independent perspective on the Trust’s overall operation.

The Board has delegated management of the Trust to service providers who are responsible for the day-to-day management of risks applicable to the Trust. The Board oversees risk management for the Trust in several ways. The Board receives regular reports from both the chief compliance officer and administrator for the Trust, detailing the results of the Trust’s compliance with its Board-adopted policies and procedures, the investment policies and limitations of the Portfolios, and applicable provisions of the federal securities laws and Internal Revenue Code. As needed, the Adviser discusses management issues respecting the Trust with the Board, soliciting the Board’s input on many aspects of management, including potential risks to the Fund. The Board’s Audit Committee also receives reports on various aspects of risk that might affect the Trust and offers advice to management, as appropriate. The Trustees also meet in executive session with Board counsel, counsel to the Trust, the chief compliance officer and representatives of management, as needed. Through these regular reports and interactions, the Board helps to establish risk management parameters for the Trust, which are effected on a day-to-day basis by service providers to the Trust.

Proxy Voting Procedures

The Trust has adopted proxy voting procedures pursuant to which the Trust delegates the responsibility for voting proxies relating to portfolio securities held by the Portfolios to the Adviser as part of the Adviser’s general management of the Portfolios, subject to the Board’s continuing oversight.  A copy of the Trust’s proxy voting procedures is located in Appendix B and a copy of the Adviser’s proxy voting procedures is located in Appendix C.

Shareholders may receive information regarding how the Portfolios voted proxies relating to portfolio securities, if any, during the most recent 12-month period ending June 30, 2009 (i) by calling (800) 997-7327 or (ii) on the SEC’s website at www.sec.gov.

ITEM 18.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

CONTROLLING SHAREHOLDERS

In connection with State Street’s securities lending program, State Street holds certain collateral on behalf of its securities lending clients to secure the return of loaned securities.  Such collateral may be invested in Trust shares from time to time.  State Street, however, will pass through voting rights to its securities lending clients that have a beneficial interest in a Portfolio.  Consequently, State Street will not be a controlling person of the Trust for purposes of the 1940 Act.

PRINCIPAL SHAREHOLDERS

As of April 1, 2010, there were no shares outstanding for the Short-Term Bond Portfolio or the Government Portfolio, and no shareholders of record owned 5% or more of the issued and outstanding shares of the Prime Portfolio.

As of April 1, 2010, the Trustees and officers of the Trust, as a group, did not own any of the Trust’s voting securities.

ITEM 19.  INVESTMENT ADVISORY AND OTHER SERVICES

SERVICE PROVIDERS

Most of the Portfolios’ necessary day-to-day operations are performed by service providers under contract to the Trust.  The principal service providers for the Portfolios are:

Investment Adviser:	SSgA Funds Management, Inc.
Custodian, Transfer Agent and Administrator:	State Street Bank and Trust Company
Independent Registered Public Accounting Firm:	PricewaterhouseCoopers LLP

ADVISER

SSgA Funds Management, Inc. serves as the investment adviser to the Portfolios pursuant to an Advisory Agreement dated as of May 1, 2001, as amended (“Advisory Agreement”), by and between the Adviser and the Trust.  Prior to May 1, 2001, State Street served as the investment adviser to the Portfolios of the Trust pursuant to an Advisory Agreement dated as of March 4, 1996, by and between State Street and the Trust.  State Street is a Massachusetts chartered trust company and a member of the Federal Reserve System.  The Adviser and State Street are wholly-owned subsidiaries of State Street Corporation, a publicly held bank holding company.  The Adviser’s mailing address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.  State Street’s mailing address is 4 Copley Place, 5th floor, CPH0326, Boston, MA 02116.

Under the Advisory Agreement, the Adviser directs each Portfolio’s investments in accordance with its investment objectives, policies and limitations.  For these services, the Portfolio pays a fee to the Adviser at the rates stated in the Prospectus.  The advisory fees paid by the Prime Portfolio for the fiscal year ended December 31, 2009, December 31, 2008, and December 31, 2007 were $2,316,506, $8,722,256, and $9,953,521, respectively.

The Advisory Agreement was most recently approved by the Trustees, including a majority of the Independent Trustees on February 23, 2010, and will continue in effect from year to year provided that the Advisory Agreement is approved by the Trustees, including a majority of the Independent Trustees, on an annual basis.  The Advisory Agreement may be terminated without penalty by the Adviser upon 90 days’ written notice, or by the Trust on behalf of each Portfolio upon 60 days’ written notice, and will terminate automatically upon its assignment.

ADMINISTRATOR

State Street (the “Administrator”) serves as the Administrator of each Portfolio pursuant to an Administration Agreement dated as of March 4, 1996, as amended (“Administration Agreement”) by and between State Street and the Trust.  Under the Administration Agreement, the Administrator will, among other things (i) provide the Portfolios with administrative and clerical services, including the maintenance of certain of the Portfolios’ books and records (ii) arrange the periodic updating of the Trust’s Registration Statement and Confidential Offering Memoranda and (iii) provide proxy materials and reports to Portfolios shareholders and the SEC.  For these services, the Trust pays to the Administrator an annual fee based on the average daily net asset value (“NAV”) of the Trust.  The administration fees paid by the Prime Portfolio for the fiscal year ended December 31, 2009, December 31, 2008, and December 31, 2007, were $992,149, $3,746,485, and $4,265,795, respectively.

The Administration Agreement was approved initially for a two-year term by the Trustees, and will continue in effect from year to year unless terminated in writing by either the Administrator or the Trust at the end of such period or thereafter on 60 days’ prior written notice given by either party to the other party.

CUSTODIAN AND TRANSFER AGENT

State Street serves as the custodian (“Custodian”) and transfer agent (“Transfer Agent”) for the Prime Portfolio of the Trust.  State Street also provides the basic portfolio recordkeeping required by the Trust for regulatory and financial reporting purposes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) serves as the Trust’s independent registered public accounting firm for the Prime Portfolio of the Trust.  PwC is responsible for (i) performing annual audits of the financial statements and financial highlights in accordance with standards of the Public Company Accounting Oversight Board, (ii) reviewing the federal tax returns, and (iii) performing the security counts and related SEC filings required by Rule 17f-2.

ITEM 20.  PORTFOLIO MANAGERS

Not Applicable.

ITEM 21.  BROKERAGE ALLOCATION AND OTHER PRACTICES

All portfolio transactions are placed on behalf of the Prime Portfolio by the Adviser.  There is generally no stated commission in the purchase or sale of securities traded in the over-the-counter markets, including most debt securities and money market instruments.  Rather, the price of such securities includes an undisclosed commission in the form of a mark-up or mark-down.  The cost of securities purchased from underwriters includes an underwriting commission or concession.

Subject to the arrangements and provisions described below, the selection of a broker or dealer to execute portfolio transactions is usually made by the Adviser.  The Advisory Agreement provides, in substance and subject to specific directions from the Trust’s Board of Trustees, that in executing portfolio transactions and selecting brokers or dealers, the principal objective is to seek the best net price and execution for the Trust.  Ordinarily, securities will be purchased from primary markets, and the Adviser shall consider all factors it deems relevant in assessing the best overall terms available for any transaction, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, for the specific transaction and other transactions on a continuing basis.

The Advisory Agreement authorizes the Adviser to select brokers or dealers to execute a particular transaction, including principal transactions.  Also, in evaluating the best overall terms available, the Adviser may consider the “brokerage and research services” (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Prime Portfolio, the Government Portfolio, the Short-Term Bond Portfolio, and/or the Adviser (or its affiliates).  The Adviser is authorized to cause the Prime Portfolio or the Government Portfolio or the Short-Term Bond Portfolio to pay a commission to a broker or dealer who provides such brokerage and research services for executing a portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction.  The Adviser must determine in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided.

The Trustees periodically review the Adviser’s performance of its responsibilities in connection with the placement of portfolio transactions on behalf of the Prime Portfolio, the Government Portfolio and the Short-Term Bond Portfolio and review the prices paid by the Prime Portfolio, the Government Portfolio and the Short-Term Bond Portfolio over representative periods of time to determine if such prices are reasonable in relation to the benefits provided to the respective Portfolio.  Certain services received by the Adviser attributable to a Prime Portfolio or a Government Portfolio transaction may benefit one or more other accounts for which the Adviser exercises investment discretion, or a portfolio other than that for which the transaction was effected.  The Adviser’s fees are not reduced by the Adviser’s receipt of such brokerage and research services.

ITEM 22.  CAPITAL STOCK AND OTHER SECURITIES

Under its Master Trust Agreement, the Trust is authorized to issue an unlimited number of shares of beneficial interest with a par value of $.001 per share, which may be divided into one or more series, each of which evidences pro rata ownership interest in a different investment portfolio.  The Trustees may create additional portfolio series at any time without shareholder approval.  The shares of each portfolio series may have such rights and preferences as the Trustees may establish from time to time, including the right of redemption (including the price, manner and terms of redemption), special and relative rights as to dividends and distributions, liquidation rights, sinking or purchase fund provisions, conversion rights and conditions under which any portfolio series may have separate voting rights or no voting rights.

As of the date of this Statement of Additional Information, the Trust is comprised of the following portfolio series, each of which commenced operations on the date set forth opposite the Portfolio’s name:

NAME	COMMENCEMENT OF OPERATIONS

State Street Navigator Securities Lending Prime Portfolio	May 15, 1996
State Street Navigator Securities Lending Government Portfolio	*
State Street Navigator Securities Lending Short-Term Bond Portfolio	*

* As of the date of this SAI, this Portfolio has not commenced operations.

The Trust is authorized, without shareholder approval, to divide shares of any series into two or more classes of shares, each class having such different dividend, liquidation, voting and other rights as the Trustees may determine without shareholder approval.

Any amendment to the Master Trust Agreement that would materially and adversely affect shareholders of the Trust as a whole, or shareholders of a particular portfolio series, must be approved by the holders of a majority of the shares of the Trust or the portfolio series, respectively.  All other amendments may be effected by the Trust’s Board of Trustees.

The Master Trust Agreement provides that shareholders shall not be subject to any personal liability for the acts or obligations of a portfolio series and that every written agreement, obligation, or other undertaking of a portfolio series shall contain a provision to the effect that the shareholders are not personally liable thereunder.  If any present or past shareholder of any portfolio series of the Trust is charged or held personally liable for any obligation or liability of the Trust solely by reason of being or having been a shareholder and not because of such shareholder’s acts or omissions or for some other reason, the portfolio series, upon request, shall assume the defense against such charge and satisfy any judgment thereon, and the shareholder or former shareholder shall be entitled out of the assets of such portfolio series to be held harmless from and indemnified against all loss and expense arising from such liability.  Thus, the risk to shareholders of incurring financial loss beyond their investments is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

The Trust will not have an Annual Meeting of Shareholders.  Special Meetings may be convened (i) by the Board of Trustees (ii) upon written request to the Board of Trustees by the holders of at least 10% of the outstanding shares of the Trust, or (iii) upon the Board of Trustees’ failure to honor the shareholders’ request as described above, by holders of at least 10% of the outstanding shares giving notice of the special meeting to the shareholders.

ITEM 23.  PURCHASE, REDEMPTION AND PRICING OF SHARES

MANNER IN WHICH SHARES ARE OFFERED

Shares of the Prime Portfolio and the Government Portfolio may only be offered to, and be held by, participants in State Street’s securities lending program and in limited circumstances, by participants in a securities lending program administered by a third party lending agent.

Shares for all Portfolios are sold on a private placement basis in accordance with Regulation D under the Securities Act of 1933, as amended.  Because shares are sold directly by the Trust without a distributor, they are not subject to a sales load or redemption fee, and assets of the Trust are not subject to a Rule 12b-1 fee.

VALUATION OF FUND SHARES

PRIME PORTFOLIO AND GOVERNMENT PORTFOLIO.  NAV per share for the shares of each of the Prime Portfolio and the Government Portfolio  is calculated as of 5:00 p.m. Eastern time on each day on which the Federal Reserve Bank of Boston and State Street are open for business.  The Portfolios observe the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, and Christmas Day.

It is the policy of each Portfolio to use its best efforts to maintain a constant price per share of $1.00, although there can be no assurance that the $1.00 NAV per share will be maintained.  In accordance with this effort and pursuant to Rule 2a-7 under the 1940 Act, each Portfolio uses the amortized cost valuation method to value its portfolio instruments.  This method involves valuing an instrument at its acquisition price and thereafter assuming a constant amortization to maturity of any discount or premium even though the portfolio security may increase or decrease in market value generally in response to changes in interest rates.  While this method provides certainty in valuation, it may result in periods during which value, as determined by amortized cost, is higher or lower than the price a Portfolio would receive if it sold the instrument.

The Trustees have established procedures reasonably designed to stabilize each Portfolio’s price per share at $1.00.  These procedures include (i) the determination of the deviation from $1.00, if any, of each Portfolio’s NAV using market quotations (or as appropriate substitute), and (ii) periodic review by the Trustees of the amount of and the methods used to calculate the deviation.  The procedures also include maintenance of records of determinations by the Trustees.  The Trustees will promptly consider what action, if any, should be taken if such deviation exceeds 1/2 of one percent.

SHORT-TERM BOND PORTFOLIO.  NAV per share is calculated for the Short-Term Bond Portfolio as of the close of the regular trading session on the New York Stock Exchange (normally 4:00 p.m. eastern time) on each day on which the New York Stock Exchange is open for business.  Currently, the New York Stock Exchange is open for trading every weekday except New Year’s Day, Martin Luther King Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

With the exceptions noted below, the Portfolio values its investment portfolio at market value.  This generally means that securities listed and traded principally on any national securities exchange are valued on the basis of the last sale price or, lacking any sales, at the closing bid price on the primary exchange on which the security is traded.  United States securities traded principally over-the-counter and options are valued on the basis of the last reported bid price.  Futures contracts are valued on the basis of the last reported sale price.

Because many fixed-income securities do not trade each day, last sale or bid prices are frequently not available.  Therefore, fixed-income securities may be valued using prices provided by a pricing service when such prices are determined by the Adviser to reflect the market value of such securities.

International securities traded over the counter are valued on the basis of best bid or official bid, as determined by the relevant securities exchange.  In the absence of a last sale or best or official bid price, such securities may be valued on the basis of prices provided by a pricing service if those prices are believed to reflect the market value of such securities.

The Portfolio values securities maturing within 60 days of the valuation date at amortized cost unless the Board of Trustees determines that amortized cost does not represent market value.  This method involves valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium, even though the portfolio security may increase or decrease in market value generally in response to changes in interest rates.  While this method provides certainty in valuation, it may result in periods during which value, as determined by amortized cost, is higher or lower than the price the Portfolio would receive if it sold the instrument.

ITEM 24.  TAXATION

FEDERAL TAXES

The tax discussion in this document is only a summary of certain United States federal income tax issues generally affecting the Portfolios and their shareholders.  The following assumes any Portfolio shares will be capital assets in the hands of a shareholder.  Circumstances among investors may vary, so shareholders are encouraged to discuss investment in the Portfolios with their tax advisor. Each Portfolio intends to qualify each year as a “regulated investment company” (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).  As a RIC, each Portfolio is generally not subject to federal income taxes to the extent it distributes its net investment income and net capital gain (long-term capital gains in excess of short-term capital losses) to shareholders.  The Board intends to distribute each year substantially all of the Portfolios’ net investment income and net capital gain.  It is important that the Portfolios meet these requirements so that any earnings on your investment will not be taxed twice.  If a Portfolio fails to qualify as a RIC for any taxable year, it will be subject to tax as a “C” corporation and may be limited in its ability to qualify as a RIC in the future.

Each Portfolio will be subject to a nondeductible 4% excise tax to the extent it fails to distribute by the end of any calendar year an amount at least equal to the sum of: (1) 98% of its ordinary income for that year; (2) 98% of its capital gain net income for the one-year period ending on October 31 of that year; and (3) certain undistributed amounts from the preceding calendar year.  For this and other purposes, dividends declared in October, November or December of any calendar year and made payable to shareholders of record in such months will be deemed to have been received on December 31 of such year if the dividends are paid by the Portfolio subsequent to December 31 but prior to February 1 of the following year.

Any capital loss incurred on the sale or exchange of Portfolio shares held for six months or less will be treated as a long-term capital loss to the extent of long-term capital gain dividends received with respect to such shares.

As of the date of this document, generally, the maximum stated U.S. federal income tax rate applicable to individuals is 35% for ordinary income and 15% for net long-term capital gain.  Long-term capital gain rates applicable to individuals have been temporarily reduced – in general, to 15% with lower rates applying to taxpayers in the 10% and 15% rate brackets – for taxable years beginning before January 1, 2011.  It is currently unclear whether Congress will extend this provision for tax years beginning on or after January 1, 2011.

If a Portfolio purchases a debt obligation with original issue discount (OID) (generally a debt obligation with an issue price less than its stated principal amount, such as a zero-coupon bond), the Portfolio may be required to annually include in its income a portion of the OID as ordinary income, even though the Portfolio will not receive cash payments for such discount until maturity or disposition of the obligation.  Additionally, a Portfolio may purchase bonds at market discount (i.e., bonds with a purchase price less then original issue price or adjusted issue price).  If such bonds are subsequently sold at a gain, then a portion of that gain equal to the amount of market discount, which should have been accrued through the sale date, will be taxable to shareholders as ordinary income.

Foreign shareholders should consult their tax advisors as to if and how the U.S. federal income tax and its withholding requirements applies to them.

As of August 31, 2009 the Portfolios had no capital loss carryovers.

ITEM 25.  UNDERWRITERS

Not Applicable.

ITEM 26.   CALCULATION OF PERFORMANCE DATA

Not applicable.

ITEM 27.  FINANCIAL STATEMENTS

The audited financial statements for the fiscal year ended December 31, 2009 for the Prime Portfolio, including PwC’s report for the Prime Portfolio thereon, are included in the Trust’s Annual Report to Shareholders, which was filed with the SEC on February 26, 2010, and are incorporated into this SAI by reference.

APPENDIX A

RATINGS OF DEBT INSTRUMENTS

MOODY’S INVESTORS SERVICE, INC. (“MOODY’S”) - LONG TERM DEBT RATINGS. The following is a description of Moody’s debt instrument ratings.

Aaa - Bonds that are rated Aaa are judged to be of the highest quality, with minimal credit risk.

Aa - Bonds that are rated Aa are judged to be of high quality and are subject to very low credit risk.

A - Bonds that are rated A are considered upper-medium-grade and are subject to low credit risk.

Baa -  Baa rated bonds are considered medium-grade obligations, and as such may possess certain speculative characteristics and are subject to moderate credit risk.

Ba -  Bonds which are rated Ba are judged to have speculative elements and are subject to substantial credit risk.

B and Lower - Bonds which are rated B are considered speculative and are subject to high credit risk.  Bonds which are rated Caa are of poor standing and are subject to very high credit risk.  Bonds which are rated Ca represent obligations which are highly speculative and are likely in, or very near, default, with some prospect of recovery of principal and interest.  Bonds which are rated C are the lowest rated class of bonds and are typically in default, with little prospect for recovery of principal or interest.

Moody’s applies numerical modifiers 1, 2 and 3 to each generic rating classification from Aa through Caa.  The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a midrange ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

P-1 -  Moody’s short-term ratings are opinions of the ability of issuers (or supporting institutions) to honor short-term financial obligations.  Such obligations generally have an original maturity not exceeding thirteen months. The designation “Prime-1” or “P-1” indicates a superior ability to repay short-term debt obligations.

P-2 -  Issuers (or supporting institutions) have a strong ability to repay short-term debt obligations.

P-3 -  Issuers (or supporting institutions) have an acceptable ability to repay short-term debt obligations.

STANDARD & POOR’S RATING GROUP (“S&P”).  S&P’s ratings are based, in varying degrees, on the following considerations: (i) the likelihood of default - capacity and willingness of the obligor as to the timely payment of interest and repayment of principal in accordance with the terms of the obligation; (ii) the nature of and provisions of the obligation; and (iii) the protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors’ rights.

AAA -  Bonds rated AAA are highest grade debt obligations.  This rating indicates an extremely strong capacity to pay principal and interest.

AA -  Bonds rated AA also qualify as high-quality obligations.  Their capacity to pay principal and interest is very strong, and in the majority of instances they differ from AAA issues only by a small degree.

A -  Bonds rated A have a strong capacity to pay principal and interest, although they are more susceptible to the adverse effects of changes in circumstances and economic conditions than bonds in higher-rated categories.

BBB - Bonds rated BBB exhibit adequate protection parameters.  However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and principal.

Appendix A-1

BB and Lower - Bonds rated BB, B, CCC, CC, and C are regarded as having significant speculative characteristics with respect to the issuer’s capacity to pay interest and principal in accordance with the terms of the obligation.  BB indicates the least degree of speculation and C the highest degree of speculation.  While such bonds may have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

The ratings AA to C may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

A-1-  Standard & Poor’s short-term issue credit ratings are current assessments of the likelihood of timely payments of debt having original maturity of no more than 365 days. The A-1 designation indicates that the capacity for payment is extremely strong.

A-2-  The capacity for timely payment on issues with this designation is strong.  However, a short-term debt with this rating is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debts in higher rating categories.

Plus (+) or minus (-): The ratings from AA to CCC may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

FITCH RATINGS (“FITCH”). Fitch Ratings cover a global spectrum of corporate, sovereign (including supranational and sub-national), financial, bank, insurance, municipal and other public finance entities and the securities or other obligations they issue.

AAA - Highest credit quality. ‘AAA’ ratings denote the lowest expectation of default risk. They are assigned only in cases of exceptionally strong capacity for payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.

AA - Very high credit quality. ‘AA’ ratings denote expectations of very low default risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

A High credit quality. ‘A’ ratings denote expectations of low default risk. The capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to adverse business or economic conditions than is the case for higher ratings.

BBB - Good credit quality. ‘BBB’ ratings indicate that expectations of default risk are currently low. The capacity for payment of financial commitments is considered adequate but adverse business or economic conditions are more likely to impair this capacity.

BB Speculative - ‘BB’ ratings indicate an elevated vulnerability to default risk, particularly in the event of adverse changes in business or economic conditions over time; however, business or financial flexibility exists which supports the servicing of financial commitments.

Fitch Rating’s appends the modifiers “+” or “-” to denote relative status within the major rating categories.

A short-term rating has a time horizon of up to 13 months for most obligations, or up to 36 months for US public finance securities, and thus places greater emphasis on the liquidity necessary to meet financial commitments in a timely manner.

F1.  Highest short-term credit quality.  Indicates the strongest intrinsic capacity for timely payment of financial commitments; may have an added “+” to denote any exceptionally strong credit feature.

F2.  Good short-term credit quality.  A Good intrinsic capacity for timely payment of financial commitments.

F3.  Fair short-term credit quality.  The intrinsic capacity for timely payment of financial commitments is adequate.

Appendix A-2

B.  Speculative short-term credit quality.  Minimal capacity for timely payment of financial commitments, plus vulnerability to near-term adverse changes in financial and economic conditions.

C.  High short-term default risk.  Default is a real possibility.

D.  Default.  Indicates a broad-based default event for an entity, or the default of a specific short-term obligation.

E. Restricted Default.  Indicates an entity has defaulted on one or more of its financial commitments, although it continues to meet other financial obligations.

Appendix A-3

APPENDIX B

State Street Navigator Securities Lending Trust

Proxy Voting Policy and Procedures

The Board of Trustees of State Street Navigator Securities Lending Trust (the “Trust”) has determined that it is in the best interests of the Trust and its respective series (each, a “Portfolio” and collectively, the “Portfolios”) for the Trust to adopt the following policy and procedures with respect to voting proxies relating to portfolio securities held by certain of the Portfolios.

I.  Policy

It is the policy of the Trust to delegate the responsibility for voting proxies relating to portfolio securities held by the Portfolios to SSgA Funds Management, Inc. (the “Adviser”) as a part of the Adviser’s general management of the Portfolios’ portfolios, subject to the Board’s continuing oversight.  The Board of Trustees of the Trust (the “Board”) hereby delegates such responsibility to the Adviser, and directs the Adviser to vote proxies relating to portfolio securities held by each Portfolio consistent with the duties and procedures set forth below.  The Adviser may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner consistent with the duties and procedures set forth below, to ensure that such proxies are voted on a timely basis and to provide reporting and/or record retention services in connection with proxy voting for the Portfolios.

II.  Fiduciary Duty

The right to vote a proxy with respect to portfolio securities held by a Portfolio is an asset of such Portfolio.  The Adviser, to which authority to vote on behalf of the Portfolios is delegated, acts as a fiduciary of the Portfolios and must vote proxies in a manner consistent with the best interest of the Portfolios and their shareholders.  In discharging this fiduciary duty, the Adviser must maintain and adhere to its policies and procedures for addressing conflicts of interest and must vote proxies in a manner substantially consistent with its policies, procedures and guidelines, as presented to the Board.

III.  Procedures

The following are the procedures adopted by the Board for the administration of this policy:

A. Review of Adviser Proxy Voting Procedures.  The Adviser shall present to the Board its policies, procedures and other guidelines for voting proxies at least annually, and must notify the Board promptly of material changes to any policies and procedures.

B.  Voting Record Reporting.  The Adviser shall provide the voting record information necessary for the completion and filing of Form N-PX to the Trust at least annually.  Such voting record information shall be in a form acceptable to the Trust and shall be provided at such time(s) as are required for the timely filing of Form N-PX and at such additional time(s) as the Trust and the Adviser may agree to from time to time.  With respect to those proxies that the Adviser has identified as involving a conflict of interest1, the Adviser shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

1 As it is used in this document, the term “conflict of interest” refers to a situation in which the principal underwriter, Adviser or affiliated persons of the principal underwriter or Adviser have an interest in a matter presented by a proxy other than the obligation it incurs as a service provider to the Portfolios which could potentially compromise the principal underwriter’s or Adviser’s independence of judgment and action with respect to the voting of the proxy.

Appendix B-1

C.  Record Retention.  The Adviser shall maintain such records with respect to the voting of proxies as may be required by the Investment Advisers Act of 1940 and the rules promulgated thereunder or by the Investment Company Act of 1940, as amended and the rules promulgated thereunder.

D.  Conflicts of Interest.  Any actual or potential conflicts of interest between a Portfolio’s principal underwriter or Adviser and the applicable Portfolio’s shareholders arising from the proxy voting process will be addressed by the Adviser and the Adviser’s application of its proxy voting procedures pursuant to the delegation of proxy voting responsibilities to the Adviser.  In the event that the Adviser notifies the officer(s) of the Trust that a conflict of interest cannot be resolved under the Adviser’s Proxy Voting Procedures, such officer(s) are responsible for notifying the Audit Committee of the Trust of the irreconcilable conflict of interest and assisting the Audit Committee with any actions it determines are necessary.

IV.  Revocation

The delegation by the Board of the authority to vote proxies relating to portfolio securities of the Portfolios is entirely voluntary and may be revoked by the Board, in whole or in part, at any time.

V.  Annual Filing

The Trust shall file an annual report of each proxy voted with respect to portfolio securities of the Portfolios during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

VI.  Disclosures

A.  The Trust shall include in its registration statement:

1.  A description of this policy and of the policies and procedures used by the Adviser to determine how to vote proxies relating to portfolio securities; and

2.  A statement disclosing that information regarding how the Trust voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Trust’s toll-free telephone number; or through a specified Internet address; or both; and on the Securities and Exchange Commission’s (the “SEC”) website.

B.  The Trust shall include in its annual and semi-annual reports to shareholders:

1.  A statement disclosing that a description of the policies and procedures used by or on behalf of the Trust to determine how to vote proxies relating to portfolio securities of the Portfolios is available without charge, upon request, by calling the Trust’s toll-free telephone number; through a specified Internet address, if applicable; and on the SEC’s website; and

2.  A statement disclosing that information regarding how the Trust voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Trust’s toll-free telephone number; or through a specified Internet address; or both; and on the SEC’s website.

Appendix B-2

VII.  Review of Policy.

The Board shall review this policy to determine its sufficiency and shall make and approve any changes that it deems necessary from time to time.

Appendix B-3

Introduction

SSgA Funds Management, Inc. (“FM”) seeks to vote proxies for which it has discretionary authority in the best interests of its clients.  This entails voting proxies in a way which SSgA believes will maximize the monetary value of each portfolio’s holdings with respect to proposals that are reasonably anticipated to have an impact on the current or potential value of a security.  Absent unusual circumstances or specific client instructions, we vote proxies on a particular matter in the same way for all clients, regardless of their investment style or strategies.  FM takes the view that voting in a manner consistent with maximizing the value of our clients’ holdings will benefit our direct clients (e.g. investment funds) and, indirectly, the ultimate owners and beneficiaries of those clients (e.g. fund shareholders).

Oversight of the proxy voting process is the responsibility of the SSgA Investment Committee.  The SSgA Investment Committee reviews and approves amendments to the FM Proxy Voting Policy and delegates authority to vote in accordance with this policy to the FM Proxy Review Committee, a subcommittee of the SSgA Investment Committee, which is supported by the SSgA Governance Team.  FM retains the final authority and responsibility for voting. In addition to voting proxies, SSgA:

1)	describes its proxy voting procedures to its clients in Part II of its Form ADV;

2)	provides the client with this written proxy policy, upon request;

3)	discloses to its clients how they may obtain information on how FM voted the client’s proxies;

4)	matches proxies received with holdings as of record date;

5)	reconciles holdings as of record date and rectifies any discrepancies;

6)	generally applies its proxy voting policy consistently and keeps records of votes for each client;

7)	documents the reason(s) for voting for all non-routine items; and

8)	keeps records of such proxy voting available for inspection by the client or governmental agencies.

Process

The SSgA Corporate Governance Team is comprised of corporate governance professionals and governance analysts. The responsibilities of the SSgA Corporate Governance Team include corporate governance research and analysis across domestic and global investment strategies, with oversight of all governance and proxy voting processing on SSgA discretionary portfolios.. In addition, the Corporate Governance Team assumes responsibility for voting decisions on certain case-by-case items, informal commencement of engagement activities for the purposes of advocating SSgA positions on various governance issues, and the research and analysis of all governance related issues impacting shareholder value. As stated above, oversight of the proxy voting process is the responsibility of the SSgA Investment Committee.

Appendix C-1

In order to facilitate our proxy voting process, FM retains RiskMetrics Group, Inc. (“RMG”), a firm with expertise in the proxy voting and corporate governance fields.  RMG assists in the proxy voting process, including acting as our voting agent (i.e. actually processing the proxies), advising us as to current and emerging governance issues that we may wish to address, interpreting this policy and applying it to individual proxy items, and providing analytical information concerning specific issuers and proxy items as well as governance trends and developments.  This Policy does not address all issues as to which we may receive proxies nor does it seek to describe in detail all factors that we may consider relevant to any particular proposal.  To assist RMG in interpreting and applying this Policy, we meet with RMG at least annually, provide written guidance on certain topics generally on an annual basis and communicate more regularly as necessary to discuss how specific issues should be addressed.  This guidance permits RMG to apply this Policy without consulting us as to each proxy but in a manner that is consistent with our investment view and not their own governance opinions.  If an issue raised by a proxy is not addressed by this Policy or our prior guidance to RMG, RMG refers the proxy to us for direction on voting.  On issues that we do not believe affect the economic value of our portfolio holdings or are considered by us to be routine matters as to which we have not provided specific guidance, we have agreed with RMG to act as our voting agent in voting such proxies in accordance with its own recommendations which, to the extent possible, take into account this Policy and FM’s general positions on similar matters.  The Corporate Governance Team is responsible, working with RMG, for submitting proxies in a timely manner and in accordance with our policy.  The Corporate Governance Team works with RMG to establish and update detailed procedures to implement this policy.

From time to time, proxy votes will be solicited which fall into one of the following categories:

(i)
proxies which involve special circumstances and require additional research and discussion (e.g. a material merger or acquisition, or a material governance issue with the potential to become a significant precedent in corporate governance); or

(ii)
proxies which are not directly addressed by our policies and which are reasonably anticipated to have an impact on the current or potential value of a security or which we do not consider to be routine.

The Governance Team identifies these proxies using a number of methods, including but not limited to in house governance research, notifications from RMG and other third party research providers, concerns of clients or issuers, review by Governance Team analysts, and questions from consultants.  The role of third parties in identifying special circumstances does not mean that we will depart from our guidelines; these third parties are all treated as information sources.  If they raise issues that we determine to be prudent before voting a particular proxy or departing from our prior guidance to RMG, we will weigh the issue along with other relevant factors before making an informed decision.  In all cases, we vote proxies as to which we have voting discretion in a manner that we determine to be in the best interest of our clients.  As stated above, if the proposal has a quantifiable effect on shareholder value, we seek to maximize the value of a portfolio’s holdings.  With respect to matters that are not so quantifiable, we exercise greater judgment but still seek to maximize long-term value by promoting sound governance policies.  The goal of the Proxy Voting Committee is to make the most informed decision possible.

In instances of special circumstances or issues not directly addressed by our policies or guidance to RMG that are deemed highly significant, the issue is referred to the Chairman of the Investment Committee for a determination of the proxy vote.  The first determination is whether there is a material conflict of interest between the interests of our client and those of FM or its affiliates (as explained in greater detail below under “Potential Conflicts”).  If the Manager of Corporate Governance and the Chairman of the Investment Committee determine that there is a material conflict, the process detailed below under “Potential Conflicts” is followed.  If there is no material conflict, we examine the proposals that involve special circumstances or are not addressed by our policy or guidance in detail in seeking to determine what vote would be in the best interests of our clients.  At this point, the Chairman of the Investment Committee makes a voting decision in our clients’ best interest.  However, the Chairman of the Investment Committee may determine that a proxy involves the consideration of particularly significant issues and present the proxy item to the Proxy Review Committee and/or to the entire Investment Committee for a final decision on voting the proxy.  The Investment Committee will use the same rationale for determining the appropriate vote.

Appendix C-2

FM reviews proxies of non-US issuers in the context of these guidelines.  However, FM also endeavors to show sensitivity to local market practices when voting these proxies. This may lead to contrasting votes to the extent that local practices around items requiring shareholder approval differ from market to market. For example, in certain non-US markets, items are put to vote which have little or no effect on shareholder value, but which are routinely voted on in those jurisdictions; in the absence of material effect on our clients, we will follow market practice.  FM votes in all markets where it is feasible to do so.  Note that certain custodians utilized by our clients do not offer proxy voting in every non-US jurisdiction.  In such a case, FM will be unable to vote such a proxy.

Voting

For most issues and in most circumstances, we abide by the following general guidelines.  However, it is important to remember that these are simply guidelines.  As discussed above, in certain circumstances, we may determine that it would be in the best interests of our clients to deviate from these guidelines.

I.	Generally, FM votes for the following ballot items:

Board of Directors

•
Elections of directors who (i) we determine to be adequately independent of management and (ii) do not simultaneously serve on an unreasonable (as determined by FM) number of other boards (other than those affiliated with the issuer).  Factors that we consider in evaluating independence include whether the nominee is an employee of or related to an employee of the issuer or its auditor, whether the nominee provides professional services to the issuer, whether the nominee has attended an appropriate number of scheduled board meetings (as determined by SSgA), or whether the nominee receives non-board related compensation from the issuer.

•
Directors' compensation, provided the amounts are not excessive relative to other issuers in the market or industry.  In making such a determination, we review whether the compensation is overly dilutive to existing shareholders.

•
Proposals to limit directors' liability and/or expand indemnification of directors, provided that a director shall only be eligible for indemnification and liability protection if he or she has not acted in bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office

•	Discharge of board members’ duties*, in the absence of pending litigation, governmental investigation, charges of fraud or other indicia of significant concern

•
The establishment of annual elections of the board of directors unless the board is comprised of a supermajority of independent directors, including wholly independent board committees, and the company does not have a shareholder rights plan (poison pill)

* Common for non-US issuers; request from the issuer to discharge from liability the directors or auditors with respect to actions taken by them during the previous year.

Appendix C-3

•	Mandates requiring a majority of independent directors on the Board of Directors

•	Mandates that Audit, Compensation and Nominating Committee members should all be independent directors

•	Mandates giving the Audit Committee the sole responsibility for the selection and dismissal of the auditing firm and any subsequent result of audits are reported to the audit committee

•	Elimination of cumulative voting

•	Establishment of confidential voting

•	Proposals seeking to establish or decrease an existing required ownership threshold contained within the company by-laws that offer shareholders the right to call special meetings.

Auditors

•
Approval of auditors, unless the fees paid to auditors are excessive; auditors’ fees will be deemed excessive if the non-audit fees for the prior year constituted 50% or more of the total fees paid to the auditors

•
Auditors' compensation, provided the issuer has properly disclosed audit and non-audit fees relative to market practice and that non-audit fees for the prior year constituted no more than 50% of the total fees paid to the auditors

•	Discharge of auditors*

•	Approval of financial statements, auditor reports and allocation of income

•	Requirements that auditors attend the annual meeting of shareholders

•	Disclosure of Auditor and Consulting relationships when the same or related entities are conducting both activities

•	Establishment of a selection committee responsible for the final approval of significant management consultant contract awards where existing firms are already acting in an auditing function

Capitalization

•	Dividend payouts that are greater than or equal to country and industry standards; we generally support a dividend which constitutes 30% or more of net income

•
Authorization of share repurchase programs, unless the issuer does not clearly state the business purpose for the program, a definitive number of shares to be repurchased, and the time frame for the repurchase

•	Capitalization changes which eliminate other classes of stock and/or unequal voting rights

Appendix C-4

•
Changes in capitalization authorization for stock splits, stock dividends, and other specified needs which are no more than 50% of the existing authorization for U.S. companies and no more than 100% of existing authorization for non-U.S. companies.

•
Elimination of pre-emptive rights for share issuance of less than a certain  percentage (country specific - ranging from 5% to 20%) of the outstanding shares, unless even such small amount could have a material dilutive effect on existing shareholders (e.g. in illiquid markets)

Anti-Takeover Measures

•	Elimination of shareholder rights plans (“poison pill”)

•
Amendment to a shareholder rights plans (“poison pill”) where the terms of the new plans are more favorable to shareholders’ ability to accept unsolicited offers (i.e. if one of the following conditions are met: (i) minimum trigger, flip-in or flip-over of 20%, (ii) maximum term of three years, (iii) no “dead hand,” “slow hand,” “no hand” or similar feature that limits the ability of a future board to redeem the pill, and (iv) inclusion of a shareholder redemption feature (qualifying offer clause), permitting ten percent of the shares to call a special meeting or seek a written consent to vote on rescinding the pill if the board refuses to redeem the pill 90 days after a qualifying offer is announced)

•
Adoption or renewal of a non-US issuer’s shareholder rights plans (“poison pill”) if the following conditions are met: (i) minimum trigger, flip-in or flip-over of 20%, (ii) maximum term of three years, (iii) no “dead hand,” “slow hand,” “no hand” or similar feature that limits the ability of a future board to redeem the pill, and (iv) inclusion of a shareholder redemption feature (qualifying offer clause), permitting ten percent of the shares to call a special meeting or seek a written consent to vote on rescinding the pill if the board refuses to redeem the pill 90 days after a qualifying offer is announced

•	Reduction or elimination of super-majority vote requirements, unless management of the issuer was concurrently seeking to or had previously made such reduction or elimination

•	Mandates requiring shareholder approval of a shareholder rights plans (“poison pill”)

•	Repeals of various anti-takeover related provisions

Executive Compensation/Equity Compensation

•	Stock purchase plans with an exercise price of not less that 85% of fair market value

•
Stock option plans which are incentive based and not excessively dilutive.  In order to assess the dilutive effect, we divide the number of shares required to fully fund the proposed plan, the number of authorized but unissued shares, and the issued but unexercised shares by fully diluted share count.  We review that number in light of certain factors, including the industry of the issuer, in order to make our determination as to whether the dilution is excessive.

•	Other stock-based plans which are not excessively dilutive, using the same process set forth in the preceding bullet

•	Expansions to reporting of financial or compensation-related information, within reason

Appendix C-5

•	Proposals requiring the disclosure of executive retirement benefits if the issuer does not have an independent compensation committee

•	Remuneration policies that are judged to be in-line with local market practices.

Routine Business Items

•
General updating of or corrective amendments to charter not otherwise specifically addressed herein, unless such amendments would reasonably be expected to diminish shareholder rights (e.g. extension of directors’ term limits, amending shareholder vote requirement to amend the charter documents, insufficient information provided as to the reason behind the amendment)

•	Change in Corporation Name

•	Mandates that amendments to bylaws or charters have shareholder approval

Other

•
Adoption of anti-"greenmail" provisions, provided that the proposal: (i) defines greenmail; (ii) prohibits buyback offers to large block holders (holders of at least 1% of the outstanding shares and in certain cases, a greater amount, as determined by the Proxy Review Committee) not made to all shareholders or not approved by disinterested shareholders; and (iii) contains no anti-takeover measures or other provisions restricting the rights of shareholders

•	Repeals or prohibitions of "greenmail" provisions

•	"Opting-out" of business combination provision

II. Generally, FM votes against the following items:

Board of Directors

•	Establishment of classified boards of directors, unless 80% of the board is independent and the company does not have shareholder rights plan (poison pill),

•	Proposals requesting re-election of insiders or affiliated directors who serve on audit, compensation, or nominating committees

•	Limits to tenure of directors

•	Requirements that candidates for directorships own large amounts of stock before being eligible to be elected

•	Restoration of cumulative voting in the election of directors

Appendix C-6

•
Removal of a director, unless we determine the director (i) is not adequately independent of management or (ii) simultaneously serves on an unreasonable (as determined by FM) number of other boards (other than those affiliated with the issuer).  Factors that we consider in evaluating independence include whether the director is an employee of or related to an employee of the issuer or its auditor, whether the director  provides professional services to the issuer, or whether the director receives non-board related compensation from the issuer

•	The elimination of shareholders’ right to call special meetings or attempts to raise the ownership threshold beyond reasonable levels (as determined by SSgA).

•	Proposals that relate to the "transaction of other business as properly comes before the meeting", which extend "blank check" powers to those acting as proxy

•	Approval of Directors who have failed to act on a shareholder proposal that has been approved by a majority of outstanding shares

•	Directors at companies where prior non-cash compensation was improperly "backdated" or "springloaded" where one of the following scenarios exists:

o
(i) it is unknown whether the Compensation Committee had knowledge of such backdating at the time, (ii) the Compensation Committee was not independent at the time, and (iii) the director seeking reelection served on the Compensation Committee at the time; or

o
(i) it is unknown whether the Compensation Committee had knowledge of such backdating at the time, (ii) the Compensation Committee was independent at the time, and (iii) sufficient controls have not been implemented to avoid similar improper payments going forward; or

o	(i) the Compensation Committee had knowledge of such backdating at the time, and (ii) the director seeking reelection served on the Compensation Committee at the time; or

o	(i) the Compensation Committee did not have knowledge of such backdating at the time, and (ii) sufficient controls have not been implemented to avoid similar improper payments going forward

Capitalization

•	Capitalization changes that add "blank check" classes of stock (i.e. classes of stock with undefined voting rights) or classes that dilute the voting interests of existing shareholders

•	Capitalization changes that exceed 100% of the issuer’s current authorized capital unless management provides an appropriate rationale for such change

Anti-Takeover Measures

•	Anti-takeover and related provisions that serve to prevent the majority of shareholders from exercising their rights or effectively deter appropriate tender offers and other offers

•	Adjournment of Meeting to Solicit Additional Votes

•
Shareholder rights plans that do not include a shareholder redemption feature (qualifying offer clause), permitting ten percent of the shares to call a special meeting or seek a written consent to vote on rescinding the pill if the board refuses to redeem the pill 90 days after a qualifying offer is announced

Appendix C-7

•	Adoption or renewal of a US issuer’s shareholder rights plan (“poison pill”)

Executive Compensation/Equity Compensation

•	Excessive compensation (i.e. compensation plans which are deemed by FM to be overly dilutive)

•	Retirement bonuses for non-executive directors and auditors

•	Proposals requiring the disclosure of executive retirement benefits if the issuer has an independent compensation committee

Routine Business Items

•	Amendments to bylaws which would require super-majority shareholder votes to pass or repeal certain provisions

•	Reincorporation in a location which has more stringent anti-takeover and related provisions

•	Proposals asking the board to adopt any form of majority voting, unless the majority standard indicated is based on a majority of shares outstanding.

Other

•	Requirements that the company provide costly, duplicative, or redundant reports, or reports of a non-business nature

•
Restrictions related to social, political, or special interest issues which affect the ability of the company to do business or be competitive and which have significant financial or best-interest impact

•	Proposals which require inappropriate endorsements or corporate actions

•	Proposals asking companies to adopt full tenure holding periods for their executives

III.           FM evaluates Mergers and Acquisitions on a case-by-case basis.  Consistent with our proxy policy, we support management in seeking to achieve their objectives for shareholders.  However, in all cases, FM uses its discretion in order to maximize shareholder value. FM generally votes as follows:

•	Against offers with potentially damaging consequences for minority shareholders because of illiquid stock, especially in some non-US markets

•	Against offers when we believe that reasonable prospects exist for an enhanced bid or other bidders

•	Against offers where, at the time of voting, the current market price of the security exceeds the bid price

•	For proposals to restructure or liquidate closed end investment funds in which the secondary market price is substantially lower than the net asset value

Appendix C-8

•	For offers made at a premium where no other higher bidder exists

Protecting Shareholder Value

We at FM agree entirely with the United States Department of Labor's position that "where proxy voting decisions may have an effect on the economic value of the plan's underlying investment, plan fiduciaries should make proxy voting decisions with a view to enhancing the value of the shares of stock" (IB 94-2). Our proxy voting policy and procedures are designed with the intent that our clients receive the best possible returns on their investments. We meet directly with corporation representatives and participate in conference calls and third-party inquiries in order to ensure our processes are as fully informed as possible.  However, we use each piece of information we receive – whether from clients, consultants, the media, the issuer, RMG or other sources -- as one part of our analysis in seeking to carry out our duties as a fiduciary and act in the best interest of our clients.  We are not unduly influenced by the identity of any particular source, but use all the information to form our opinion as to the best outcome for our clients.

Through our membership in the Council of Institutional Investors as well as our contact with corporate pension plans, public funds, and unions, we are also able to communicate extensively with other shareholders regarding events and issues relevant to individual corporations, general industry, and current shareholder concerns.

FM regularly engages with companies to discuss a variety of corporate governance issues, with the goal of obtaining insight on the principles and practices that drive our voting decisions.  Through our discussions with boards and management, we seek to strengthen the quality of corporate governance, as a means to protect and enhance shareholder value. During our discussions, we focus on the attributes and practices that we believe enhance our clients’ returns.

In addition to tracking lists provided by third party advisory firms, the Governance Team screens for underperforming issuers that may trigger a deeper review of company governance profiles and practices.  The Governance Team, along with the Proxy Review Committee when necessary, will monitor and perform case-by-case analyses of companies identified through these screens.

As an active shareholder, FM's role is to support corporate policies that serve the best interests of our clients. Though we do not seek involvement in the day-to-day operations of an organization, we recognize the need for conscientious oversight of and input into management decisions that may affect a company's value. To that end, our monitoring of corporate management and industry events is substantially more detailed than that of the typical shareholder. We have demonstrated our willingness to vote against management-sponsored initiatives and to support shareholder proposals when appropriate.  To date we have not filed proposals or initiated letter-writing or other campaigns, but have used our active participation in the corporate governance process--especially the proxy voting process--as the most effective means by which to communicate our and our clients' legitimate shareholder concerns.  Should an issue arise in conjunction with a specific corporation that cannot be satisfactorily resolved through these means, we shall consider other approaches.

Potential Conflicts

As discussed above under Process, from time to time, FM will review a proxy which may present a potential conflict of interest.  As a fiduciary to its clients, FM takes these potential conflicts very seriously  While FM’s only goal in addressing any such potential conflict is to ensure that proxy votes are cast in the clients’ best interests and are not affected by FM’s potential conflict, there are a number of courses FM may take.  Although various relationships could be deemed to give rise to a conflict of interest, we have determined that two categories of relationships present a sufficiently serious concern to warrant an alternative process:  customers of FM or its affiliates which are among the top 100 clients of FM and its affiliates based upon revenue; and the 10 largest broker-dealers used by SSgA, based upon revenue (a “Material Relationship”).

Appendix C-9

When the matter falls clearly within the polices set forth above or the guidance previously provided by FM to RMG and the proxy is to be voted in accordance with that guidance, we do not believe that such decision represents a conflict of interest and no special procedures are warranted.

In circumstances where either (i) the matter does not fall clearly within the policies set forth above or the guidance previously provided to RMG, or (ii) FM determines that voting in accordance with such policies or guidance is not in the best interests of its clients, the Head of Corporate Governance will compare the name of the issuer against a list of the top 100 revenue generating clients of State Street Corporation and its affiliates and a list of the top 10 broker-dealer relationships to determine if a Material Relationship exists.  (These lists are updated quarterly.)  If the issuer’s name appears on either list and the pre-determined policy is not being followed, FM will employ the services of a third party, wholly independent of FM, its affiliates and those parties involved in the proxy issue, to determine the appropriate vote. However, in certain circumstances the SSgA Proxy Review Committee may determine that the use of a third party fiduciary is not necessary or appropriate, either because the matter involved does not involve a material issue or because the issue in question affects the underlying value of the portfolio position and it is appropriate for FM, notwithstanding the potential conflict of interest, to vote the security in a manner that it determines will maximize the value to its client.    In such situations, the SSgA Proxy Committee, or if a broader discussion is warranted, the SSgA Investment Committee, shall make a decision as to the voting of the proxy.  The basis for the voting decision, including the basis for the determination that the decision is in the best interests of FM’s clients, shall be formalized in writing as a part of the minutes to the Investment Committee.

Recordkeeping

In accordance with applicable law, FM shall retain the following documents for not less than five years from the end of the year in which the proxies were voted, the first two years in FM’s office:

1)	FM’s Proxy Voting Policy and any additional procedures created pursuant to such Policy;

2)
a copy of each proxy statement FM receives regarding securities held by its clients (note: this requirement may be satisfied by a third party who has agreed in writing to do so or by obtaining a copy of the proxy statement from the EDGAR database);

3)	a record of each vote cast by FM (note: this requirement may be satisfied by a third party who has agreed in writing to do so);

4)	a copy of any document created by FM that was material in making its voting decision or that memorializes the basis for such decision; and

5)	a copy of each written request from a client, and response to the client, for information on how FM voted the client’s proxies.

Disclosure of Client Voting Information

Any client who wishes to receive information on how its proxies were voted should contact its FM client service officer.

Appendix C-10

PART C

ITEM 28.  EXHIBITS

(a)	(1)		Master Trust Agreement (Agreement and Declaration of Trust), effective as of June 15, 1995, is incorporated by reference to original Registration Statement on Form N-1A filed on June 20, 1996.
	(2)		Amendment No. 1, dated February 26, 1996, to the Master Trust Agreement, is incorporated by reference to original Registration Statement on Form N-1A filed on June 20, 1996.
	(3)		Amendment No. 2, dated September 5, 1997, to the Master Trust Agreement, is incorporated by reference to Post-Effective Amendment No. 5 on Form N-1A filed on April 27, 2001.
	(4)		Amendment No. 3, dated March 1, 1999, to the Master Trust Agreement, is incorporated by reference to Post-Effective Amendment No. 5 on Form N-1A filed on April 27, 2001.
	(5)		Amendment No. 4, dated May 9, 1999, to the Master Trust Agreement by reference to Post-Effective Amendment No. 15 on Form N-1A filed on April 29, 2008.
	(6)		Amendment No. 5, dated April 9, 2009, to the Master Trust Agreement, is incorporated by reference to Post-Effective Amendment No. 18 on Form N-1A filed on July 2, 2009.
(b)	(1)		By-Laws are incorporated by reference to the Registration Statement filed on June 20, 1996.
(b)	(2)		Amended and Restated By-Laws are incorporated by reference to the Registration Statement filed on April 28, 2006.
(c)			None.
(d)	(1)
Investment Advisory Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust Company is incorporated by reference to the Registration Statement filed on June 20, 1996.

	(2)
Investment Advisory Agreement between State Street Navigator Securities Lending Trust and SSgA Funds Management, Inc. is incorporated by reference to Post-Effective Amendment No. 7 on Form N-1A filed on April 30, 2002.

	(3)
Amendment No. 1 dated April 9, 2009 to the Investment Advisory Agreement between SSgA Funds Management, Inc. and State Street Navigator Securities Lending Trust, is incorporated by reference to Post-Effective Amendment No. 18 on Form N-1A filed on July 2, 2009.

(e)			Not Applicable.
(f)			Not Applicable.
(g)	(1)		Custodian Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust Company is incorporated by reference to the Registration Statement filed on June 20, 1996.
	(2)
Amendment to the Custodian Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust Company is incorporated by reference to Post-Effective Amendment No. 7 on Form N-1A filed on April 30, 2002.

	(3)
Additional Funds letter dated April 9, 2009 to the Custodian Agreement between State Street Bank and Trust Company and State Street Navigator Securities Lending Trust, is incorporated by reference to Post-Effective Amendment No. 18 on Form N-1A filed on July 2, 2009.

(h)	(1)
Transfer Agency Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust Company is incorporated by reference to the Registration Statement filed on June 20, 1996.

(h)	(1)	(a)
Services Amendment to the Transfer Agency Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust dated March 23, 2004 by reference to Post-Effective Amendment No. 15 on Form N-1A filed on April 29, 2008.

(h)	(1)	(b)
Amendment to Transfer Agency and Service Agreement dated April 9, 2009 between State Street Bank and Trust Company and State Street Navigator Securities Lending Trust, is incorporated by reference to Post-Effective Amendment No. 18 on Form N-1A filed on July 2, 2009.

(2)
Administration Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust Company is incorporated by reference to the Registration Statement filed on June 20, 1996.

	(2)	(a)
Amendment to Administration Agreement dated April 9, 2009 between State Street Bank and Trust Company and State Street Navigator Securities Lending Trust, is incorporated by reference to Post-Effective Amendment No. 18 on Form N-1A filed on July 2, 2009.

	(3)		Powers of attorney are incorporated by reference to Post-Effective Amendment No. 5 on Form N-1A filed on April 27, 2001.
(i)			Not Applicable.
(j)			Consent of Independent Registered Public Accounting Firm is filed herewith.
(k)			Not Applicable.
(l)			None.
(m)			Not Applicable.
(n)			Not Applicable.
(p)			The Registrant is a money market Fund and is not required to adopt a code of ethics required by Rule 17j-1 under the Investment Company Act of 1940, as amended.

ITEM 29.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees.  It does not have any subsidiaries.

ITEM 30.  INDEMNIFICATION

Under Article VI of the Registrant’s Master Trust Agreement, the Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise (hereinafter referred to as a “Covered Person”)) against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Trustee or officer, director or trustee, except with respect to any matter as to which it has been determined that such Covered Person had acted with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office (such conduct referred to hereafter as “Disabling Conduct”).  A determination that the Covered Person is entitled to indemnification may be made by (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of Disabling Conduct, (ii) dismissal of a court action or an administrative proceeding against a Covered Person for insufficiency of evidence of Disabling Conduct, or (iii) a reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of Disabling Conduct by (a) a vote of a majority of a quorum of Trustees who are neither “interested persons” of the Trust as defined in section 2(a) (19) of the Investment Company Act of 1940, as amended (the “1940 Act”), nor parties to the proceeding, or (b) an independent legal counsel in a written opinion.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to Trustees, officers, underwriters and controlling persons of the Registrant, pursuant to Article VI of the Registrant’s Master Trust Agreement, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 31.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

See “Management of the Trust” in Part B.  Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference thereto.

ITEM 32.  PRINCIPAL UNDERWRITERS

Not Applicable.

ITEM 33.  LOCATION OF ACCOUNTS AND RECORDS

All accounts, books, records and documents of the Registrant required pursuant to Section 31(a) of the 1940 Act and the rules promulgated thereunder are located in whole or in part, as the offices of the Registrant and the following locations:

SSgA Funds Management, Inc. (Investment Adviser)
State Street Financial Center
One Lincoln Street
Boston, MA 02111

State Street Bank and Trust Company (Administrator, Custodian and Transfer Agent)
4 Copley Place, 5th Floor, CPH 0326
Boston, Massachusetts 02116.

ITEM 34.  MANAGEMENT SERVICES

None.

ITEM 35.  UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, State Street Navigator Securities Lending Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 29th day of April, 2010.

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/James E. Ross
James E. Ross President (Principal Executive Officer)

By:	/s/Gary L. French
Gary L. French
Treasurer (Principal Accounting Officer)

EXHIBIT LIST

Item No.	Exhibit
Exhibit (j)	Consent of Independent Registered Public Accounting Firm